Exhibit 10.3
SUPERPRIORITY DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT
THIS SUPERPRIORITY DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, “Agreement”) is entered into as of July 17, 2023 (“Effective Date”), among LIGAND PHARMACEUTICALS, INCORPORATED, a Delaware corporation (together with its successors and assigns, “Lender”), NOVAN, INC. a Delaware corporation (“Novan”) and EPI Health, LLC, a South Carolina limited liability company (“EPI” and, together with Novan, each, a “Borrower” and collectively, the “Borrowers”).

On July 17, 2023 (the “Petition Date”), the Borrowers commenced Chapter 11 case numbers 23-10937 and 23-10938, as jointly administered for procedural purposes at Chapter 11 case number __ (each a “Case”, and collectively, the “Cases”) by filing with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., and have continued to operate their business as debtors-in-possession pursuant to Sections 1107 and 1108 thereof.

Prior to the Petition Date, Lender provided financing to the Borrowers pursuant to that certain Loan and Security Agreement, dated as of July 14, 2023, by and among the Borrowers and the Prepetition Secured Lender (as amended, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Prepetition Loan Agreement”).

On the Petition Date, the outstanding principal balance of the Loans (as defined in the Prepetition Loan Agreement) under the Prepetition Loan Agreement was approximately $3.0 million plus interest, fees, costs and expenses and all other Prepetition Obligations under the Prepetition Loan Agreement.

The Prepetition Obligations under the Prepetition Loan Agreement are secured by security interest and liens in substantially all of the existing and after-acquired assets of the Borrowers as more fully set forth in the Prepetition Loan Agreement, and such security interest is perfected, and, with certain exceptions as described in the Prepetition Loan Agreement, has priority over all other security interests.

The Borrowers have requested, and, upon the terms and subject to the conditions set forth in this Agreement, Lender has agreed, to extend credit to the Borrowers in the form a secured term loan credit facility in an aggregate principal amount of $15.0 million, consisting of two tranches: (i) a $12.0 million in aggregate principal amount senior secured term loan facility and (ii) a $3.0 million in aggregate principal amount senior secured term loan resulting from the roll-up and refinancing of certain of the Prepetition Loans outstanding on the Effective Date in accordance with the DIP Orders, each to fund the working capital requirements of the Borrowers and their respective Subsidiaries during the pendency of the Cases and the Carve-Out, in each case, pursuant to and in accordance with the DIP Budget.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth, and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings defined in the UCC (as defined below). As used herein, the following terms have the meanings indicated:
(1)    “13-Week Cash Flow Projections” has the meaning assigned in Section 6.1.
(2)    “Acceptable Security Interest” shall mean a security interest which (a) exists in favor of Lender, (b) has superpriority lien status and is superior to all other security interests (other than the Carve-Out and the Prepetition Permitted Liens), (c) secures the Obligations, (d) is enforceable against Borrower which created such security interest and (d) is, proposed or intended to be, perfected.

(3)    “Adequate Protection Liens” has the meaning specified in the DIP Orders.
(4)    “Adequate Protection Superpriority Claims” has the meaning set forth in the Interim DIP Order or, upon entry of the Final DIP Order, in the Final DIP Order, as applicable.
(5)    “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
(6)    “Agreement” means this Superpriority Debtor in Possession Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.
(7)    “Allowed Professional Fees” has the meaning set forth in the DIP Orders.
(8)    “Anti-Money Laundering Measures” has the meaning assigned in Section 4.10(3).
(9)    “Anti-Terrorism Laws” has the meaning assigned in Section 4.10(1).
(10)    “Asset Disposition” means any sale, lease, license, transfer, assignment, statutory division or other consensual disposition by a Borrower of any asset.
(11)    “Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of July 17, 2023, by and among Novan, Inc. and  EPI Health, LLC, as Sellers and Ligand Pharmaceuticals, Incorporated, as Buyer.
(12)    “Assignee” has the meaning assigned in Section 11.23(2).
(13)    “Authority Documents” means the following: (a) (i) a certificate of good standing from Borrowers’ state of organization and (ii) certificates of good standing from such other states in which such Borrower does business and is required to domesticate or otherwise register, except where the failure to domesticate or otherwise register would not reasonably be expected to result in a Material Adverse Effect; (b) a copy of the Borrowers’ articles of organization or other applicable document; (c) a copy of the Borrowers’ operating agreement or other applicable agreement; and (d) a consent in form and content satisfactory to Lender in its sole discretion, authorizing each Borrower to execute the Loan Documents to which it is a party.
(14)    “Automatic Stay” means the automatic stay imposed under Section 362 of the Bankruptcy Code.
(15)    “Bankruptcy Code” means Title 11 of the United States Code, 11. U.S.C. §§ 101 et seq. and any amendments or successor statute thereto.
(16)    “Bankruptcy Court” has the meaning assigned in the recitals of this Agreement.
(17)    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as now and hereafter in effect, or any successor statute.
(18)    “Bay View Adequate Protection Liens” has the meaning in the Interim DIP Order.
(19)    “Bidding Procedures” means bidding procedures in connection with the sale as contemplated under the Asset Purchase Agreement, which such bidding procedures shall be in form and substance acceptable to Lender in its sole discretion.
(20)    “Borrower Financial Advisor” means, as the context may require, each of SierraConstellation Partners, LLC, in its capacity as a financial advisor retained by Borrower to advise on cash management and reporting and/or Raymond James & Associates, in its capacity as a financial advisor retained by the Borrower to manage the process for, and consummating, a Sale Transaction.
(21)    “Borrowing” means a borrowing consisting of simultaneous Loans made by Lender.
(22)    “BSA” has the meaning assigned in Section 4.10(2).
(23)    “Budget Testing Date” means, with respect to the Budget, 6:00 p.m. Central Standard Time on the Wednesday that is one full week occurring after the Petition Date and each Wednesday thereafter.
(24)    “Budget Testing Period” means, the week period ending immediately prior to the Budget Testing Date.
(25)    “Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.
(26)    “Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.
(27)    “Carve-Out” has the meaning assigned in the DIP Orders.
(28)    “Carve-Out Reserve” has the meaning assigned in Section 2.3(3).
(29)    “Carve-Out Trigger Notice” has the meaning assigned in the DIP Orders.
(30)    “Case” has the meaning assigned in the recitals of this Agreement.
(31)    “Cash Management Order” has the meaning assigned in Section 3.1(9).
(32)    “Change of Control” means, with respect to any Borrower:
(a)    any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of thirty-five percent (35%) or more of the voting Equity Interests of such Borrower;
(b)    any person or group of persons shall have acquired, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the Equity Interests of such persons entitled to vote for members of the board of directors of such Borrower (on a fully diluted basis and taking into account all such Equity Interests that such person or group of persons has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such Equity Interests;
(c)    except pursuant to a transaction permitted hereunder, the failure of such Borrower to beneficially own, directly or indirectly (on a fully diluted basis), one hundred percent (100%) of the voting Equity Interests of any of its Subsidiaries; or
(d)    the consummation of a Sale Transaction.

(33)    “Collateral" shall include the following properties, assets and rights of the Borrowers, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, in each case, to the extent of the Borrowers’ right, title or interest therein:
(a)    all Accounts;
(b)    all Chattel Paper (whether tangible or electronic);
(c)    all Contracts;
(d)    all Deposit Accounts. Securities Accounts, cash, cash equivalents and money;
(e)    all Documents;
(f)    all Equipment;
(g)    all Equity Interests;
(h)    all General Intangibles (including, without limitation, all Payment Intangibles);
(i)    all Instruments (including, without limitation, promissory notes);
(j)    all Intellectual Property;
(k)    all Inventory;
(l)    all Investment Property;
(m)    all IP Licenses;
(n)    all Letter-of-Credit Rights;
(o)    all Goods and other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);
(p)    all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution or violation of any Intellectual Property;
(q)    all books and records pertaining to the Collateral;
(r)    all Commercial Tort Claims;
(s)    to the extent not otherwise included, all Proceeds, including all Cash Proceeds and Noncash Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
(t)    to the extent not covered by clauses (a) through (r) of this definition, all other assets, personal property and rights of the Borrowers, whether tangible or intangible; and

(u)    the Borrowers’ rights under any agreement, including without limitation, the Borrowers’ rights to claim a reversionary interest in any Intellectual Property pursuant to an underlying agreement;
(v)    provided that, notwithstanding anything to the contrary in this Agreement, the Collateral shall not include, and no security interest shall be granted in the Excluded Assets, except that such exclusion shall not in any way limit, impair or otherwise affect Lender’s continuing security interest upon any rights or interests of the Borrowers in or to (x) monies due or to become due in respect of the Excluded Assets or (y) any and all proceeds from the sale, transfer, assignment, license, franchise, lease or other disposition of the Excluded Assets, in each case, to the extent that such monies and proceeds in clauses (x) and (y) are not themselves part of the Excluded Assets.
(34)    “Committee” means an official creditors’ committee of creditors holding unsecured claims appointed by the Bankruptcy Court in respect of the Cases pursuant to Section 1102(a) of the Bankruptcy Code.
(35)    “Commitment” means the Lender’s New Money Delayed Draw Commitment and the Lender’s Roll-Up Commitment or any combination thereof.
(36)    “Contract Rate” means twelve percent (12%) per annum.
(37)    “Contractual Rights” has the meaning assigned in Section 10.14.
(38)    “Control Agreement” means, with respect to each deposit account, securities account and commodities account of a Borrower (other than an Excluded Account), a control agreement that establishes control by the Lender over such accounts in accordance with Section 9.104 of the UCC, among Lender, such Borrower and the applicable depository institution, in form and substance acceptable to Lender.
(39)    “Copyrights” means, with respect to each Borrower, (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (b) the right to obtain all renewals thereof.
(40)    “Copyright Licenses” means any written agreement naming a Borrower as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
(41)    “Debt” means, for any Person, without duplication and limitation: (a) all indebtedness of such Person for borrowed money or for amounts drawn under a letter of credit, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to members (or other equity holders) or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all guaranties of Debt, endorsements (other than for collection or deposit in the ordinary course of business and consistent with past practice), and other contingent obligations to purchase, to provide funds for payment of Debt, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) obligations evidenced by bonds, debentures, notes, or other similar instruments, (g) obligations for the deferred purchase price of property or services (including trade obligations), (h) obligations under acceptance facilities, (i) obligations secured by any Liens, whether or not the obligations have been assumed, (j) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and/or (k) any other items which would properly be included in the liability section of a balance sheet or in a footnote to a financial statement in accordance with GAAP, and shall also include all contingent liabilities.
(42)    “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
(43)    “Default Rate” means, the lesser of (a) the Maximum Rate and (b) six percent (6%) per annum in excess of the Contract Rate.
(44)    “Designated Person” has the meaning assigned in Section 4.10(1).
(45)    “DIP Budget” means the 13-week cash flow budget of anticipated and forecasted revenues and expenses and, as in effect from time to time, in form and substance satisfactory to Lender in its sole discretion, including the Initial DIP Budget, as the same may be updated from time to time by the Borrowers with the consent of Lender in its sole discretion. Any reference contained herein to compliance with the DIP Budget shall include any permitted variance permitted by Section 7.10.
(46)    “DIP Liens” means an Acceptable Security Interest in the Collateral granted to Lender pursuant to this Agreement, the other Loan Documents and the DIP Orders.
(47)    “DIP Priority Collateral” has the meaning given that term in the DIP Orders.
(48)    “DIP Orders” shall mean the Interim DIP Order and/or the Final DIP Order, as in effect at such time and as the context may require, and any amendment, modification or supplement thereto, in each case, in form and substance acceptable to Lender in its sole discretion.
(49)    “Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
(50)    “Event of Default” has the meaning assigned in Article 8.
(51)    “Excluded Account” means a deposit account that is used exclusively to hold any and all amounts to be used exclusively for payroll, payroll taxes, and other employee wage and benefit accounts.
(52)    “Excluded Assets” means, collectively, (i) any of such Borrowers’ right, title or interest in any lease, license, contract, property right or agreement to which such Borrower is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant (A) would, under the express terms of such lease, license, contract or agreement result in a breach of the terms of, or constitute a default under, such lease, license, contract or agreement or (B) violate any law applicable thereto or principles of equity, (ii) any property of a Borrower to the extent and for so long as the grant of a security interest pursuant to this Agreement in such Borrower’s right, title or interest therein (A) is prohibited by any applicable law, or (B) requires a consent pursuant to any law that has not been obtained from any Governmental Authority, (iii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law and (iv) any Excluded Account; provided that such security interest shall attach immediately and automatically when such prohibition, termination right or consent requirement is repealed, rescinded or otherwise ceases to be effective, when such consent is obtained, or such filing has been made; provided, however, that (I) Excluded Assets shall not include any Proceeds of property described above

(unless such Proceeds would otherwise constitute Excluded Assets) and (II) any Excluded Assets that ceases to be Excluded Assets shall automatically, without the action of any other Person, become Collateral.
(53)    “Excluded Taxes” means, with respect to the Lender,
(a)    (A) any tax on such Lender’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of Lender being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or (B) any Tax imposed as a result of any other present or former connection between Lender and the taxing jurisdiction (including as a result of Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than a connection arising solely from Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loans or Loan Document,
(b)    any branch profits tax or similar tax imposed by any jurisdiction described in clause (a),
(c)    any U.S. federal withholding tax that is imposed on amounts payable to Lender pursuant to a Law in effect at the time Lender becomes a party hereto (or designates a new Lending Office), except, in the case of Lender’s designation of a new Lending Office or becoming an assignee, to the extent that Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such U.S. federal withholding tax pursuant to Section 2.6(3),
(d)    any withholding tax attributable to Lender’s failure to comply with Section 2.6,
(e)    any U.S. federal withholding tax imposed under FATCA and
(f)    any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (f) of this definition.
(54)    “Executive Orders” has the meaning assigned in Section 4.10(1).
(55)    “Factoring Agreement” means that certain Factoring Agreement dated as of December 1, 2022 by and between EPI and CSNK Working Capital Finance Corp. d/b/a Bay View Funding (“Bay View”), as in effect on the Petition Date.
(56)    “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) thereof and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such provisions.
(57)    “Fee Letter” means the Fee Letter, dated as of the Effective Date, by and among the Borrowers and Lender.

(58)    “Final DIP Order” means, collectively, the order of the Bankruptcy Court entered in the Cases after notice and final hearing pursuant to the Bankruptcy Rules or such other procedures as approved by the Bankruptcy Court which, among other matters (but not by way of limitation), authorizes the Borrowers to obtain credit and to incur (or guaranty) the Obligations and grant Liens under the Loan Documents, as the case may be, and provides for the superpriority of Lender’s claims, and authorizes the use of cash collateral, as the same shall be approved by, and may be modified or supplemented from time to time after the Final Order Entry Date with the written consent of, Lender in its sole and absolute discretion.
(59)    “Final Order Effective Date” means the date on which the conditions under Sections 3.2 are satisfied or waived as determined by Lender.
(60)    “Final Order Entry Date” means the date on which the Final DIP Order is entered on the docket of the Bankruptcy Court.
(61)    “FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
(62)    “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
(63)    “Governmental Authority” means the United States, and any state, county, city or other political subdivision, agency or instrumentality exercising jurisdiction over the Borrowers.
(64)    “Health Care Laws” means, to the extent applicable to any Borrower, the Subsidiaries, or their respective assets, businesses, and operations: (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statutes and any comparable state laws; (ii) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), and the regulations promulgated thereunder and any comparable state laws, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vi) quality, safety and accreditation standards and requirements of all applicable state laws or Governmental Authorities; and (vii) any and all other applicable health care laws, rules, codes, statutes, ordinances, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time.
(65)    “Historical Financial Statements” means with respect to each Borrower, information filed by or on their behalf on Forms 10-Q, 10-K and 8-K with the U.S. Securities and Exchange Commission.
(66)    “Indemnitees” means, collectively, Lender and any Affiliates of Lender, together with the respective partners, members, directors, officers, employees, agents and advisors of Lender and any Affiliates of Lender.
(67)    “Initial DIP Budget” means the DIP Budget delivered to Lender on the Effective Date, which shall be acceptable to Lender in its sole discretion. The Initial DIP Budget is attached hereto as Exhibit B and is acceptable to Lender in its sole discretion.
(68)    “Intellectual Property” means with respect to each Borrower, collectively, all rights, priorities and privileges (including, without limitation, any IP Ancillary Rights) relating to intellectual property, now owned or hereafter acquired and owned by such Borrower, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, and the Trademarks.

(69)    “Interim DIP Order” means the order of the Bankruptcy Court substantially in the form attached hereto as Exhibit C (except as may otherwise be agreed in writing or on the record by Lender at the interim hearing with respect to such order in the Cases) entered in the Cases after an interim hearing pursuant to the Bankruptcy Rules, which, among other matters (but not by way of limitation), authorizes, on an interim basis, the Borrowers to obtain credit and incur (or guaranty) the Obligations and grant Liens under the Loan Documents, as the case may be, and provides for the superpriority of Lender’s claims, and authorizes the use of cash collateral, as the same shall be approved by, and may be modified or supplemented from time to time after the Interim Order Entry Date but before the Final Order Entry Date, with the written consent of the Lender in its sole and absolute discretion.
(70)    “Interim Order Entry Date” means the date on which the Interim DIP Order is entered on the docket of the Bankruptcy Court.
(71)    “IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.
(72)    “IP License” means all contractual obligations (and any related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
(73)     “Lien” means any lien, security interest, encumbrance or other similar creditor’s right or claim in or against an asset, securing an obligation owed to, or a claim by, any Person other than the owner of such asset, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.
(74)    “Lists” has the meaning assigned in Section 4.10(1).
(75)    “Loans” means the loans to be made by Lender to Borrowers under this Agreement, whether in the form of a New Money Loan or a Roll-Up Loan, as applicable, and all other amounts secured by the Loan Documents in an aggregate amount not to exceed the Commitment.
(76)    “Loan Documents” means: (a) this Agreement, (b) the Fee Letter, (c) the DIP Orders, (d) the Sale Order, (e) the Cash Management Order, (f) each Request for Loan, (g) each Variance Report, (h) such assignments and/or consent agreements pertaining to management agreements, contracts and other rights as may be required under this Agreement, (i) any Control Agreement, (j) all other documents evidencing, securing, governing or otherwise pertaining to any Obligations, and (k) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.
(77)    “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial, condition of the Borrowers; (b) a material impairment of the ability of the Borrowers to perform their respective Obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrowers of any Loan Document to which it is a party. Notwithstanding the foregoing, in no event shall any Material Adverse Effect be deemed to exist as a result of the commencement of the Cases or the circumstances and events leading up thereto to the extent that such event(s) would reasonably be expected to result therefrom.
(78)    “Material Contract” means, with respect to any Person, (a) the Factoring Agreement and (b) each contract to which such Person is a party (i) the termination of which contract could reasonably be expected to have a Material Adverse Effect or (ii) involving aggregate payments to or by any Borrower in an amount greater than $100,000 and (iii) each contract which Lender designates as “material” from time to time.
(79)    “Maturity Date” means the earliest of (a) seventy (70) days after the Petition Date (b) the consummation of a sale of all or substantially all of the assets of the Borrowers pursuant to

Section 363 of the Bankruptcy Code or otherwise, (c) the effective date of a Plan of Reorganization or liquidation in the Case, and (d) the date of termination of the Lender’s Commitments and the acceleration of any outstanding extensions of credit upon an Event of Default, in each case, under this Agreement in accordance with the terms hereof and the other Loan Documents.
(80)    “Maximum Rate” means the maximum interest rate allowed by applicable law in effect with respect to any Loan on the date for which a determination of interest accrued hereunder is made and after taking into account all fees, payments and other charges which are, under applicable law, characterized as interest.
(81)    “New Money Delayed Draw Commitment” means the Lender’s obligation to make (a) New Money Loans to the Borrowers hereunder on the Effective Date and (b) New Money Delayed Draw Loans to the Borrowers hereunder after the Effective Date, expressed as an amount representing the maximum principal amount of New Money Delayed Draw Loans to be made by the Lender under this Agreement. The aggregate amount of the New Money Delayed Draw Commitments on the Effective Date is $12.0 million, before giving effect to the issuance of the New Money Initial Loans funded on the Effective Date.
(82)    “New Money Delayed Draw Loans” has the meaning specified in Section 2.1.
(83)    “New Money Delayed Draw Termination Date” means the earlies to occur of (i) the date on which the New Money Delayed Draw Commitments are fully drawn, (ii) the Maturity Date and (iii) unless otherwise agreed by the Lender, the date that is three (3) Business Days prior to the consummation of a sale of all or substantially all of the assets of the Borrowers pursuant to Section 363 of the Bankruptcy Code or otherwise.
(84)    “New Money Initial Loan” has the meaning specified in Section 2.1.
(85)    “New Money Loans” means the New Money Initial Loans and the New Money Delayed Draw Loans.
(86)    “Non-Excluded Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Documents.
(87)    “Obligations” mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Lender by the Borrowers under this Agreement and all other Loan Documents, all present and future obligations and liabilities of the Borrowers to Lender for the payment of money under any of the Loan Documents (including, without limitation, the Roll-Up Loan, all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable by the Borrowers under this Agreement and the other Loan Documents and whether or not allowed or allowable in any proceeding), whether direct or indirect, contingent or non-contingent, matured or unmatured, accrued or not accrued, related or unrelated to this Agreement, whether or not now contemplated and whether or not of the same character or class as the Borrowers’ obligations under this Agreement or any other Loan Document, as well as all renewals, refinancings, consolidations and extensions of any of the foregoing.
(88)    “OFAC” has the meaning assigned in Section 4.10(1).
(89)    “OFAC Laws and Regulations” has the meaning assigned in Section 4.10(1).
(90)    “Other Lists” has the meaning assigned in Section 4.10(1).
(91)    “Participant” has the meaning assigned in Section 11.23(3).
(92)    “Patents” means with respect to the Borrowers, (a) all letters patent of the United States, and any other jurisdiction, country or any political subdivision thereof, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof and all goodwill associated therewith, (b) all applications for letters patent of the United States and any other jurisdiction, country or any political subdivision thereof, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof and (c) all rights to obtain any foreign counterparts to, divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of the foregoing.
(93)    “Permits” means, with respect to any Person, any permit, approval, clearance, authorization, enrollment, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject.
(94)    “Permitted Debt” means, collectively:
(a)    any Debt owing to Lender under this Agreement and the other Loan Documents;
(b)    the Prepetition Obligations; and
(c)    the other Debt outstanding on the Petition Date as set forth on Schedule 1.1(94) hereto; provided that any principal amounts incurred under each category of Debt listed therein shall not increase from and after the Petition Date other than to the extent expressly contemplated by and permitted under the DIP Budget;
provided, that, notwithstanding anything to the contrary, other than with respect to the Carve-Out, no Debt shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super priority administrative expense claims of Lender as set forth herein and in the DIP Orders.
(95)    “Permitted Liens” means, collectively:
(a)    Liens in favor of Lender;
(b)    the Prepetition Liens;
(c)    the Bayview Adequate Protections Liens and the Adequate Protection Liens;
(d)    the Prepetition Permitted Liens; and
(e)    the other Liens outstanding on the Petition Date as set forth on Schedule 1.1(95) hereto; provided that (i) the principal amount of the underlying obligations that such Liens secure shall not increase in amount from and after the Petition Date other than to the extent expressly contemplated by and permitted under the DIP Budget and (ii) no additional or other assets shall secure such Obligations other than as in effect on the Petition Date.
provided, that that all Permitted Liens (other than the Carve-Out and the Prepetition Permitted Liens), while any portion of the Obligations remain outstanding, shall at all times be junior and subordinate to the Liens granted under the Loan Documents and the DIP Orders. The prohibition provided for in this definition specifically restricts, without limitation, any Borrower, the Committee, or any other party-in-interest in the Cases or any successor case, from priming or creating claims, Liens or interests pari passu with any claims, Liens or interests of Lender, any Lien (other than for the Carve-Out and the

Prepetition Permitted Liens) irrespective of whether such claims, Liens or interests may be “adequately protected”.
(96)    “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.
(97)    “Petition” means the voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed by the Borrowers with the Bankruptcy Code.
(98)    “Petition Date” has the meaning assigned in the recitals of this Agreement.
(99)    “Plan of Reorganization” means a Chapter 11 plan of reorganization submitted by the Borrowers to the Bankruptcy Court in connection with the Cases, or any Case, as applicable.
(100)    “Pledged Issuers” has the meaning specified therefor in the definition of the term “Pledged Shares”.
(101)    “Pledged Shares” means, subject to Section 10.1, (i) the shares of Equity Interests described in Schedule 4.17(6) hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule 4.17(6) (the “Existing Issuers”), (ii) the rights, privileges, authorities, and powers of such Borrower as an owner or holder of such Equity Interests, including all economic rights, all control rights, authority, and powers, all status rights of such Borrower as a member, shareholder, or other owner (as applicable), and all rights and interests, if any, to participate in the management of each Pledged Issuer (as defined below), (iii) the shares of Equity Interests at any time and from time to time owned or acquired by a Borrower of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and each individually as a “Pledged Issuer”), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, (iv) the certificates representing such shares of Equity Interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, financial assets, securities, other Equity Interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and (v) without affecting the obligations of any Borrower under any provision prohibiting such action under this Agreement or any other Loan Document, in the event of any consolidation or merger involving any Pledged Issuer and in which such Pledged Issuer is not the surviving entity or any division of any Pledged Issuer, all Equity Interests of the successor entity formed by or resulting from such consolidation, merger or division.
(102)    “Post-Carve Out Amounts” has the meaning assigned in Section 2.3(3).
(103)    “Post-Carve Out Trigger Notice Cap” has the meaning assigned in the DIP Orders.
(104)    “Post-Carve Out Trigger Notice Reserve” has the meaning assigned in Section 2.3(3).
(105)    “Pre-Carve Out Amounts” has the meaning assigned in Section 2.3(3).
(106)    “Pre-Carve Out Trigger Notice Reserve” has the meaning assigned in Section 2.3(3).
(107)    “Prepetition Facility” means the credit facility governed by the Prepetition Loan Agreement.

(108)    “Prepetition Secured Lender” has the meaning set forth in the DIP Orders.
(109)    “Prepetition Liens” means any Liens securing the Prepetition Obligations.
(110)    “Prepetition Loan” means the “Loan” as defined in the Prepetition Loan Agreement.
(111)    “Prepetition Loan Agreement” has the meaning assigned in the recitals of this Agreement.
(112)    “Prepetition Loan Documents” means the Prepetition Loan Agreement and the “Loan Documents” as defined in the Prepetition Loan Agreement (as such Prepetition Loan Documents have been amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date).
(113)    “Prepetition Permitted Liens” has the meaning assigned in the DIP Orders.
(114)    “Prepetition Obligations” means the “Obligations” as defined in the Prepetition Loan Agreement.
(115)    “Professional Fees” means all accrued and unpaid claims for fees and expense reimbursements of Professional Persons retained by the Borrowers (but not any success or transaction fees).
(116)    “Professional Person” means a Person who is an attorney, accountant, appraiser, auctioneer or financial advisor or other professional person who is retained with approval of the Bankruptcy Court by any Borrower pursuant to Section 327 of the Bankruptcy Code.
(117)    “Proposed DIP Budget” has the meaning assigned in Section 7.10(6).
(118)    “Purchased Assets” has the meaning assigned to it in the Asset Purchase Agreement.
(119)    “Remedies Notice Period” has the meaning assigned in Section 9.1(1).
(120)    “Request for Loan” means a request in form attached hereto as Exhibit D and otherwise in form and substance acceptable to Lender directing where the proceeds of the Loan are to be made and attaching a funds-flow memorandum setting forth the sources and uses of such proceeds, which funds-flow memorandum shall be in form and substance satisfactory to Lender in its sole discretion and shall contain the details of how funds from each source are to be transferred to particular uses and the wire transfer instructions for the particular uses of such funds.
(121)    “Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Vice President, Treasurer, Controller or Secretary of each Borrower.
(122)    “Roll-Up Loan” means the Loan made pursuant to Section 2.1(3) resulting from the roll-up and refinancing of the Prepetition Obligations outstanding on the Effective Date, in accordance with the DIP Orders.
(123)    “Roll-Up Loan Commitment” means, Lender’s obligation to make the Roll-Up Loan to the Borrowers pursuant to Section 2.1(3), immediately prior to giving effect to the roll-up. The aggregate principal amount of the Roll-Up Loan Commitment on the Effective Date is $3.0 million plus all other outstanding Prepetition Obligations, which amount shall (i) comprise a roll-up and refinancing of the Prepetition Obligations (including any fees due and owing pursuant to the “Fee Letter” thereunder) approved pursuant to the DIP Orders and (ii) be deemed funded by Lender pursuant to Section 2.1.
(124)    “Sale” has the meaning assigned in the DIP Order.

(125)    “Sale Milestone” has the meaning assigned in Section 7.7(4).
(126)    “Sale Transaction” means a sale of the entire business of the Borrowers and their respective Subsidiaries as a going concern.
(127)    “SDN List” has the meaning assigned in Section 4.10(1).
(128)    “State” means the State of New York.
(129)    “Statutory Rights” has the meaning assigned in Section 10.14.
(130)    “Subsidiary” means, with respect to any Person, (a) any corporation or limited liability company more than fifty percent (50%) of whose Voting Stock having by the terms thereof power to elect a majority of the directors or managers of such corporation or limited liability company (irrespective of whether or not at the time stock of any class or classes of such corporation or limited liability company shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly, through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person, directly or indirectly, through Subsidiaries, has more than a fifty percent (50%) voting Equity Interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.
(131)    “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
(132)    “Tax Indemnitee” has the meaning assigned in Section 2.6(3)(a).
(133)    “Termination Declaration Date” has the meaning assigned in Section 2.3(3).
(134)    “Trademarks” means, with respect to the Borrowers, (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (b) the right to obtain all extensions or renewals thereof.
(135)    “Transition Services Agreement" has the meaning assigned in the Asset Purchase Agreement.
(136)    “UCC” means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
(137)    “U.S. Publicly-Traded Entity” has the meaning assigned in Section 4.10(1).
(138)    “U.S. Trustee” means the United States Trustee for the District of Delaware.
(139)    “Voting Stock” means with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors or managers (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

ARTICLE 2
LOAN TERMS
Section 2.1    The Loans.
(1)    Subject to the terms and conditions set forth in Sections 3.1 and 3.2 hereof and in the DIP Orders, the Lender agrees following the Bankruptcy Court’s entry of the Interim DIP Order, to make a term loan to the Borrowers in a single Borrowing on, or on the Business Day after, the Effective Date (the “New Money Initial Loan”) out of a portion of the Lender’s New Money Delayed Draw Commitment in an aggregate principal amount not to exceed the Lender’s New Money Delayed Draw Commitment; provided, that the total amount of the Borrowing of New Money Delayed Draw Loans made on the Effective Date shall not exceed $1.0 million. Amounts borrowed under this Section 2.1(1) and repaid or prepaid may not be reborrowed.
(2)    Subject to the terms and conditions set forth in Section 3.2 hereof and in the DIP Orders, the Lender agrees following the Bankruptcy Court’s entry of the Interim DIP Order, to make additional delayed draw term loans to the Borrower in one or more Borrowings at any time from time to time until the New Money Delayed Draw Termination Date (the “New Money Delayed Draw Loans”) in an aggregate principal amount not to exceed such Lender’s New Money Delayed Draw Commitment; provided, that (i) there shall be no more than one (1) Borrowing of New Money Delayed Draw Loans per calendar week (which may be more frequent in the Lender’s sole discretion) and (ii) the total amount of Borrowings of New Money Delayed Draw Loans made prior to the Final DIP Order Entry Date shall not exceed $2.5 million. Each New Money Delayed Draw Loan shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Amounts paid or prepaid in respect of the Delayed Draw Term Loan may not be reborrowed. The New Money Delayed Draw Commitments shall terminate automatically in their entirety on the New Money Delayed Draw Termination Date. Amounts borrowed under this Section 2.1(2) and repaid or prepaid may not be reborrowed.
(3)    Subject to the terms and conditions set forth herein and in the DIP Orders, the Lender shall automatically, and without further action or order of the Bankruptcy Court, be deemed on the Interim Order Entry Date to have “rolled-up” and refinanced as the Roll-Up Loan all Prepetition Obligations held by the Lender immediately prior to the Effective Date. The Roll-Up Loan shall be deemed fully funded in the amount of the Roll-Up Loan Commitment on the Effective Date, the Roll-Up Loan Commitment shall immediately terminate thereafter and the Roll-Up Loan shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on the Effective Date. On the Effective Date when the Roll-Up Loan is deemed funded, the outstanding aggregate amount of the Prepetition Loans shall be automatically and irrevocably deemed reduced by the amount of, and refinanced by, such Roll-Up Loan deemed funded.
Section 2.2    Maturity. All Obligations of the Borrowers under this Agreement, if not already paid pursuant to the provisions herein, including all accrued and unpaid interest thereto and all fees and other amounts owing by Borrower to Lender with respect thereto, will be due and payable upon the Maturity Date.
Section 2.3    Method of Borrowing.
(1)    Each Borrowing of New Money Loans shall be made upon the Borrowers’ irrevocable written notice, on behalf of the Borrowers, to the Lender. Each such notice must be received by the Lender not later than 12:00 p.m. Eastern time, one (1) Business Day prior to the requested date of any Borrowing. Each Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Request for Loan shall specify:
(a)    the requested date of the Borrowing (which shall be a Business Day),
(b)    the principal amount of the Loan to be borrowed, and
(c)    wire instructions of the account(s) of the Borrower to which funds are to be disbursed.

(2)    Borrowers hereby irrevocably authorizes Lender to rely on telephonic, facsimile, electronic transmission or written instructions of any person identifying themselves as one of the individuals listed herein (or any other individual from time to time authorized to act on behalf of Borrowers) with respect to any request to make a Loan or a repayment hereunder.
(3)    On the day on which a Carve-Out Trigger Notice is given by the Lender to the Borrowers with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve-Out Trigger Notice shall (i) be deemed a Request for Loan, in an amount equal to the then unpaid amounts of the Allowed Professional Fees and (ii) also constitute a demand to the Borrowers to utilize all cash on hand as of such date and any available cash thereafter held by the Borrowers to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Borrowers shall deposit and hold such amounts in a segregated account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve-Out Trigger Notice shall also (i) be deemed a Request for Loan in an amount equal to the Post-Carve Out Trigger Notice Cap and (ii) constitute a demand to the Borrowers to utilize all cash on hand as of such date and any available cash thereafter held by the Borrowers, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Borrowers shall deposit and hold such amounts in a segregated account in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve-Out Reserves”) prior to any and all other claims. On the first Business Day after the Lender gives such Request for Loan, notwithstanding anything herein to the contrary, including with respect to the existence of a Default or an Event of Default, the failure of the Borrowers to satisfy any or all of the conditions precedent for a Borrowing under this facility, any termination of the Commitments following an Event of Default, or the occurrence of the Maturity Date, the Lender shall be obligated to make New Money Loans to the Borrowers to fully fund the Carve Out Reserve in an amount not to exceed the aggregate outstanding amount of New Money Delayed Draw Commitments as of the Effective Date; provided that in no event shall the aggregate principal amount of all New Money Loans exceed $12.0 million. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve-Out (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Lender, unless the Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Lender in accordance with its rights and priorities as set forth in the Interim Dip Order. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Lender, unless the Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Lender on account of any Prepetition Obligations that remain outstanding to the extent not rolled up and converted into Obligations hereunder, and then, to the extent all Obligations and Prepetition Obligations have been indefeasibly paid in full in cash, any excess shall be paid to the Borrowers’ estate. Notwithstanding anything to the contrary in the Loan Documents or the DIP Orders, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this Section 2.03(3), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve-Out Reserve, up to the applicable amount set forth in this Section 2.03(3), prior to making any payments to the Lender or the Prepetition Secured Lender, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Prepetition Loan Document, the Carve-Out shall be senior to all liens and claims securing this facility, the Adequate Protection Liens, and any and all other forms of adequate protection, liens or claims securing the Obligations or the Prepetition Obligations.
Section 2.4    Interest; Default Rate. The outstanding principal balance of the Loans (including any amounts added to principal under the Loan Documents) shall bear fixed, non-compounding interest at the Contract Rate. Payments of interest shall be due monthly in cash, in arrears on the first day of each month, commencing with August 1, 2023.

Section 2.5    Payments; Fees and Maturity. Except as otherwise provided herein, interest shall be computed and accrue on the principal amount hereof from time to time outstanding at a rate per annum equal to the Contract Rate.
(1)    On the Maturity Date, Borrower shall pay the principal balance of the Loans, together with any and all remaining unpaid interest thereon at the Contract Rate.
(2)    Any prepayments are to be applied: first, to any fees and expenses due to Lender under the Loan Documents; second, to the payment of interest on the principal balance from time to time remaining unpaid at the applicable rate provided herein; and third, to reduce the principal balance. Any prepayments shall be applied to installments in the inverse order of incurrence.
(3)    The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified in the Fee Letter. Such fees shall be fully earned when and as set forth therein and shall not be refundable for any reason whatsoever.
Section 2.6    Additional Payment Terms.
(1)    All sums payable to Lender hereunder shall be payable in lawful currency of the United States of America in immediately available funds without deduction, set-off or counterclaim no later than 12:00 p.m. Eastern time on the date when due at the principal office of Lender, or to or from such other account or address as Lender may from time to time designate in a written notice to Borrowers. No credit shall be given for any payment received by check, draft or other instrument or item until such time as Lender shall have received credit therefor from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.
(2)    When any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.
(3)    Taxes.
(a)    The Borrowers shall, jointly and severally, indemnify Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee or required to be withheld or deducted from a payment to such Tax Indemnitee attributable to any payment under or with respect to any Loan Document, and any Other Taxes paid or payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.6(3)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by Lender on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.
(b)    If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.6(3) (including by the payment of additional amounts pursuant to this Section 2.6(3)), then such Tax Indemnitee shall pay to the relevant Borrower the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental

Authority. Notwithstanding anything to the contrary in this paragraph (b), in no event will the Tax Indemnitee be required to pay any amount to a Borrower pursuant to this paragraph (b) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (b) shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(c)    If Lender is entitled to an exemption from or reduction of withholding with respect to payments made under any Loan Document, Lender shall deliver to such Borrower such properly completed and executed documentation reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding; including, if Lender is a U.S. person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), an IRS Form W-9 or, if Lender is not a U.S. person, the appropriate IRS Form W-8. In addition, if reasonably requested by such Borrower, Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower as will enable such Borrower (i) to determine whether or not Lender is subject to backup withholding or information reporting requirements and (ii) to comply with FATCA, as applicable.
(d)    The agreements in this Section 2.6 survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.7    Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely (i) to pay fees and expenses incurred in connection with this Agreement and related transactions, (ii) to pay approved Prepetition Obligations in accordance with the DIP Budget and (iii) for working capital and general corporate purposes of the Borrowers in accordance with the DIP Budget. No part of the proceeds of the Loans will be used, whether directly or indirectly:
(1)    in any manner that causes such Loan or the application of such proceeds to violate the Regulations of the Board, including Regulation T, Regulation U and Regulation X, or any other regulation thereof, or to violate the Securities Exchange Act;
(2)    for any purpose that is prohibited under the Bankruptcy Code or the DIP Orders;
(3)    to finance in any way: (x) any adversary action, suit, arbitration, proceeding, application, motion, contested matter or other litigation of any type materially adverse to the interests of any or all of Lender or the Prepetition Secured Lender or their respective rights and remedies under the Loan Documents, the DIP Orders or the Prepetition Loan Documents or (y) any other action which with the giving of notice or passing of time would result in an Event of Default hereunder or under any of the Loan Documents;
(4)    for the payment of fees, expenses, interest, or principal under any prepetition obligations other than under the Prepetition Loan Documents pursuant to the roll-up hereunder and adequate protection payments permitted under the DIP Order;
(5)    unless otherwise agreed by Lender, to make any distributions under a Plan of Reorganization in the Cases that does not provide for the indefeasible payment of the Loans in full and in cash;
(6)    except as expressly permitted by the DIP Budget (including any permitted variances) to make any payment in settlement of any prepetition claim, action or proceeding without the prior written consent of Lender; provided that, advisors to any Committee, may investigate the liens granted pursuant to, or any claims under or causes of action with respect to, the Prepetition Obligations at an aggregate expense for such investigation not to exceed $50,000, provided that no portion of such amount may be used to prosecute any claims; or
(7)    to make any post-petition payments or disbursements not otherwise expressly authorized by an entered order of the Bankruptcy Court that constitute critical vendor payments as described in the DIP Budget, without the prior written consent of the Lender.
Nothing herein shall in any way prejudice or prevent Lender from objecting, for any reason, to any requests, motions, or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest (and each such order shall preserve Lender’s right to review and object to any such requests, motions or applications).
Section 2.8    Prepayments. The Loans may be prepaid, in whole at any time, or in any part from time to time, without premium or penalty, and must be prepaid in the following amounts and at the following times:
(1)    unless Lender shall otherwise consent in writing, contemporaneously with the refinancing of the Debt owing to Lender under this Agreement, in an amount equal to one hundred percent (100%) of the outstanding Obligations;
(2)    unless Lender shall otherwise consent in writing, on the date on which a Borrower (or Lender as loss payee or assignee) receives any casualty proceeds with respect to any asset upon which Lender maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of reason-able and documented out-of-pocket expenses and fees), or such lesser portion of such proceeds as Lender shall elect to apply to the Obligations;
(3)    an amount equal to any interest that is deemed to be in excess of the Maximum Rate and is required to be applied to the reduction of the principal balance of the Loans as provided for in this Agreement;
(4)    unless Lender shall otherwise consent in writing, upon receipt by a Borrower of the proceeds of any Asset Disposition that is not made in the ordinary course of business and consistent with past practice or that pertains to any Collateral securing the Obligations, an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition (net of reasonable and documented out-of-pocket fees and expenses) or such lesser portion as Lender shall elect to apply to the Obligations; and
(5)    unless Lender shall otherwise consent in writing, upon receipt by a Borrower of proceeds (net of reasonable and documented out-of-pocket fees and expenses) of any other extraordinary receipts or from the incurrence of Debt or issuance and sale of any Debt or equity securities at any time, in each case, which is prohibited by the terms herein, an amount equal to one hundred percent (100%) of such net proceeds, or such lesser portion as Lender shall elect to apply to the Obligations.
Section 2.9    Recourse Obligations. Each Loan shall be a fully recourse Obligation of the Borrowers and upon the occurrence of an Event of Default, Lender may exercise all of its rights and remedies under the Loan Documents, including, without limitation, its right to seek and obtain a monetary judgment against Borrower with respect to the Obligations evidenced hereby and to hold the Borrowers liable for such Obligations.
ARTICLE 3
CONDITIONS PRECEDENT TO LENDER’S OBLIGATIONS
Section 3.1    Conditions to Effective Date.     It is expressly agreed that Lender shall not be obligated to make the Loans hereunder until the following conditions have been satisfied, unless waived by Lender in writing at its sole discretion:

(1)    Documents. Lender shall have received and reviewed to its satisfaction the following fully-executed documents or deliverables:
(a)    this Agreement;
(b)    the Fee Letter;
(c)    the Initial DIP Budget certified by a Responsible Officer of the Borrowers, certifying that the projections therein have been prepared in good faith based on reasonable assumptions, and that such projections contain no statements or conclusions (and there are no omissions of information) which are based upon or include information known to the Borrowers to be misleading in any material respect or which fail to take into account information known to the Borrowers regarding materials reported therein;
(d)    (i) a certificate of each Borrower, dated the Effective Date and executed by its Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Agreement and Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of each financial officer and any other officers of such Borrower authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including (i) the certificate or articles of incorporation or organization of each Borrower certified by the relevant authority of the jurisdiction of organization of such Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement and (ii) a long form good standing certificate for each Borrower from its jurisdiction of organization;
(e)    an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, counsel to the Borrowers, addressed to Lender and dated the Effective Date, in form and substance satisfactory to Lender in its sole discretion (and the Borrowers hereby instruct such counsel to deliver such opinion to Lender);
(f)    filing of appropriate financing statements in such office or offices as may be determined as necessary by Lender to perfect the security interests and Liens purported to be created hereunder;
(g)    a certificate dated as of the Effective Date from a Responsible Officer of the Borrowers stating that the conditions specified in this Section 3.1 have been fully satisfied;
(h)    evidence satisfactory to Lender in its sole discretion that the Asset Purchase Agreement has been executed; and
(i)    a Request for Loan delivered to Lender by 10:00 a.m. Eastern time at least one (1) Business Day in advance of the Effective Date; provided that such Request for Loan will not be deemed final and ready for Lender’s review until Borrower delivers to Lender all information or documents as Lender may require to evaluate the Request for Loan.
(2)    Representations and Warranties; No Default or Event of Default. (i) The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct on and as of the date of the Interim Order in all material respects, except to the extent that any such representation and warranty is qualified by materiality, “Material Adverse Effect” or other similar qualification, such representation and warranty shall be true and correct in all respects and (ii) no Default or Event of Default shall have occurred or is continuing.

(3)    Litigation. There is not presently pending any unstayed suit, action, proceeding or investigation against the Borrowers which could reasonably be expected to have a Material Adverse Effect, or any proceedings challenging this Agreement or the DIP Orders or any part thereof
(4)    Lien Searches. Lender shall have a valid first priority perfected Lien on the assets of the Borrowers, subject only to the Carve-Out and Prepetition Permitted Liens, and Lender shall have received the results of a recent lien search in such jurisdictions as Lender shall deem appropriate, and such search shall reveal no liens on any of the assets of the Borrowers (other than Prepetition Liens and the Prepetition Permitted Liens).
(5)    Fees, Costs and Expenses. The Borrowers shall have paid all fees (including, without limitation, all reasonable and documented attorneys’ fees), costs, and expenses incurred by Lender in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents in connection therewith in the amount of $540,000, which shall be deducted by Lender from the Loans and the balance of which shall be added to the Obligations hereunder.
(6)    Legal Investment. On the Effective Date, such Loan shall not be prohibited by any applicable law of any Governmental Authority (including, without limitation, Regulations T, U or X of the FRB) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.
(7)    Material Adverse Effect. No event shall have occurred or failed to occur since July 14, 2023, which occurrence or failure could be expected to have a Material Adverse Effect.
(8)    Governmental and Third Party Approvals. All governmental and third party approvals in connection with the Transaction necessary for the Borrowers and their respective Subsidiaries to conduct their business as conducted as of the date hereof without materially adverse financial consequences have been obtained and remain in effect. The Borrowers and their respective Subsidiaries have obtained all necessary regulatory approvals, and the absence of any injunction, temporary restraining order or judgment which prohibits the making or purchase of the Loans.
(9)    Cases. Borrowers shall have filed the Petitions with the Bankruptcy Court commencing the Cases and all “first day orders” (including a cash management order (the “Cash Management Order”) entered at the time of commencement of the Cases shall be in form and substance satisfactory to Lender in its sole discretion).
(10)    Interim DIP Order and First Day Orders. Lender shall have received a certified copy of the Interim DIP Order, which Interim DIP Order (i) shall have been entered on the docket of the Bankruptcy Court on or before the Effective Date and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of Lender in its sole discretion; and, if the Interim DIP Order is the subject of a pending appeal in any respect, neither the Loans, nor the performance by the Borrowers of any of their respective obligations hereunder, under the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal. Such Interim DIP Order shall authorize and approve this Agreement and the Loan Documents contemplated hereby and thereby. All motions, orders (including the “first day” orders) and other documents to be filed with and submitted to the Bankruptcy Court on the Petition Date shall be in form and substance satisfactory to the Lender in its sole discretion.
(11)    Other Proceedings. No unstayed action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened in writing or pending (other than the Cases) and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby or (ii) which could be expected to result in a Material Adverse Effect, including, in each case, any proceedings challenging this Agreement or the DIP Orders or any part thereof.

Section 3.2    Conditions to Final Order Effective Date. It is expressly agreed that Lender shall not be obligated to make any Loan on or after the Final Order Effective Date until the following conditions have been satisfied, unless waived by Lender in writing at its sole discretion:
(1)    Documents. Lender shall have received and reviewed to its satisfaction the following fully-executed documents or deliverables:
(a)    a certificate dated as of the Effective Date from a Responsible Officer of the Borrowers stating that the conditions specified in this Section 3.2 have been fully satisfied;
(b)    a Request for Loan delivered to Lender by 10:00 a.m. Eastern time at least three (3) Business Days in advance of the Final Order Effective Date; provided that such Request for Loan will not be deemed final and ready for Lender’s review until Borrowers delivers to Lender all information or documents as Lender may require to evaluate the Request for Loan.
(2)    Representations and Warranties; No Default or Event of Default. (i) The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct on and as of the date of the Final Order Effective Date in all material respects, except to the extent that any such representation and warranty is qualified by materiality, “Material Adverse Effect” or other similar qualification, such representation and warranty shall be true and correct in all respects and (ii) no Default or Event of Default shall have occurred or is continuing.
(3)    Material Adverse Effect. No event shall have occurred or failed to occur since the Effective Date, which occurrence or failure could be expected to have a Material Adverse Effect.
(4)    Final DIP Order. Lender shall have received a certified copy of the Final DIP Order, which Final DIP Order (i) shall have been entered on the docket of the Bankruptcy Court on or before the date that is twenty-five (25) days after the Petition Date and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of Lender in its sole discretion; and, if the Final DIP Order is the subject of a pending appeal in any respect, the performance by the Borrowers of any of their respective obligations hereunder, under the other Loan Documents or under any other instrument or agreement referred to herein shall not be the subject of a presently effective stay pending appeal. Such Final DIP Order shall authorize and approve this Agreement and the Loan Documents contemplated hereby and thereby. All motions, orders and other documents to be filed with and submitted to the Bankruptcy Court in connection therewith shall be in form and substance satisfactory to Lender in its sole discretion.
(5)    No Investigations or Injunctions. No unstayed action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any governmental authority shall be threatened in writing or pending (other than the Cases) and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby or (ii) which could be expected to result in a Material Adverse Effect, including, in each case, any proceedings challenging this Agreement or the DIP Orders or any part thereof.
(6)    DIP Order. The applicable DIP Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of Lender in its sole discretion.
(7)    Use of Proceeds. The use of the proceeds of the Loans shall be in compliance with the DIP Budget.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to Lender that:

Section 4.1    Organization and Power. Each Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Borrower and each of its Subsidiaries has all requisite limited liability company or similar power and authority under the laws of its jurisdiction of organization to own, lease and operate its properties and to carry on its business as now being conducted. No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code of 1986, as amended. A true, correct and complete copy of the organizational structure of the Borrowers and their respective Subsidiaries is attached hereto as Exhibit A.
Section 4.2    Validity of Loan Documents. Each Borrower has all requisite organizational power and authority to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery of the Loan Documents, and performance of its obligations hereunder, by each Borrower: (1) are duly authorized and do not require the consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any other party or Governmental Authority which has not been obtained; (2) will not violate any applicable law in any material respect or result in the imposition of any Lien, charge or encumbrance upon the assets of such Borrower, except as contemplated by the Loan Documents; and (3) will not conflict with or result or cause a breach of any of the terms or provisions of, or constitute a default under, any material indenture, pledge, mortgage, deed of trust, loan agreement, partnership agreement, operating agreement or any other agreement or instrument to which any Borrower is party or by which any Borrower’s property or assets are subject or bound. The Loan Documents constitute the legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
Section 4.3    Compliance with Laws; No Violations. Each Borrower and each of its Subsidiaries is in compliance with all applicable laws, rules, statues, regulations and ordinances in all material respects. Each Borrower and each of its Subsidiaries has duly obtained and now holds all material licenses, permits, certifications, approvals and the like required by federal, state and local laws of the jurisdictions in which such Borrower or such Subsidiary conducts its business, and each remains valid and in full force and effect. There exists no violations of any statutes, rules, orders, ordinances, regulations or requirements of any Governmental Authorities with respect to the operation of the business of each Borrower and each of its Subsidiaries.
Section 4.4    Financial Condition; Liabilities; Litigation.
(1)    The Historical Financial Statements and the other financial statements of each Borrower and each of its Subsidiaries delivered to Lender are true and correct in all material respects and fairly present the financial condition of such Borrower and such Subsidiary as of the dates indicated therein and the results of its operations for the indicated periods and were or will be, as the case may be, prepared in accordance with GAAP and applied on a consistent basis with prior periods. All Debt of each Borrower and each of its Subsidiaries as of the Effective Date is reflected on the most recently dated Historical Financial Statements of such Borrower and such Subsidiary. No information, exhibit, or report furnished by the Borrowers to Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.
(2)    Except as otherwise disclosed to Lender, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of a Borrower, threatened against any Borrower or any of its Subsidiaries that (a) questions the validity of the Loan Documents or the right of such Borrower to enter into the Loan Documents and consummate the transactions contemplated thereby, (b) prevents, delays, interferes or would otherwise make illegal the consummation of the transactions contemplated by the Loan Documents, or (c) could reasonably be expected to cause, either individually or in the aggregate, any Material Adverse Effect.
Section 4.5    Other Agreements; Defaults. No Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries is in

violation or default of any provisions of its organizational documents, each as amended from time to time and as currently in effect, or of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound. The execution, delivery and performance of and compliance with the Loan Documents will not result in any such violation or default.
Section 4.6    Location of Borrower. Each Borrower’s principal place of business and chief executive offices are located at the address stated in Schedule 4.6 hereof.
Section 4.7    Tax Filings. Each Borrower and each of its Subsidiaries has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Borrower or such Subsidiary except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrowers, as applicable, have set aside on their books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a material adverse effect.
Section 4.8    Outstanding Debt. No Borrower nor any of its Subsidiaries has outstanding Debt except as set forth in its most recently dated Historical Financial Statement and as set forth on Schedule 1.1(92) hereto. No Borrower nor any of its Subsidiaries intends to incur Debt or liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt as they mature (taking into account the timing and amounts of cash to be received by such Borrower or such Subsidiary and the amounts to be payable on or in respect of obligations of such Borrower or such Subsidiary).
Section 4.9    Full and Accurate Disclosure. No statement of fact made by or on behalf of any Borrower or any of its Subsidiaries in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower or any of its Subsidiaries which has not been disclosed to Lender which could reasonably be expected to have a Material Adverse Effect.
Section 4.10    Anti-Terrorism and Anti-Money Laundering Compliance.
(1)    No Borrower nor any of its Subsidiaries is, and no Person who (a) owns a controlling interest in or otherwise controls a Borrower, or (b) holds, directly or indirectly, any legal or beneficial interest whatsoever in such Borrower or such Subsidiary, is: (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. This Section 4.10(1) shall not apply to any Person to the extent that such Person’s interest in a Borrower is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.
(2)    Each Borrower and each of its Subsidiaries has taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a direct or indirect interest in such Borrower, to assure that funds invested by such holders in such Borrower or such Subsidiary are derived from legal sources (“Anti-Money Laundering Measures”). The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on

BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, “Anti-Money Laundering Laws”).
(3)    No Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrowers any Person who (1) owns a controlling interest in or otherwise controls such Borrower or such Subsidiary, or (2) holds, directly or indirectly, any legal or beneficial interest whatsoever in such Borrower or such Subsidiary, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.
Section 4.11    Health Care Matters.
(1)    Compliance with Health Care Laws; Permits. Each Borrower and each of its Subsidiaries is and, in the five (5) years prior to the Effective Date, has been in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each Borrower, and each of its Subsidiaries is, and any Person acting on its behalf, has in effect all Permits, including, without limitation, all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations, as presently conducted, except as immaterial. All such Permits are in full force and effect and there exists no material default under, or material violation of, any such Permit and neither Borrower nor any Subsidiary has received written notice of any current or proposed limitation, suspension, termination or revocation of any such Permit. No action, proceeding, litigation, demand, or investigation by any Governmental Authority and no suit, action or proceeding by any other person, in each case with respect to any Borrower or any of its Subsidiaries is pending or, to the knowledge of such Person, threatened.
(2)    Material Statements. In the five (5) years prior to the Effective Date, neither Borrower nor any Subsidiary has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, or, to the knowledge of such Borrower or such Subsidiary, failed to disclose a material fact required to any Governmental Authority, or committed an act, or made a statement that, at the time such statement was made, would constitute a violation of any Health Care Law. As applicable, neither Borrower nor any Subsidiary, or any of their respective affiliates, employees or agents, has made any untrue statement of fact to any Governmental Authority regarding material claims incurred but not reported, in the five (5) years prior to the Effective Date.
Section 4.12    Acknowledgment of Lender’s Reliance. Each Borrower and each of its Subsidiaries acknowledges that Lender will extend the Loans in reliance upon the representations and warranties contained in the Loan Documents or any certificate delivered to Lender pursuant to the Loan Documents. Lender shall be entitled to such reliance notwithstanding any investigation which has been or will be conducted by Lender on its behalf.
Section 4.13    Business Purpose. The proceeds of the Loans will be used entirely for Borrowers’ business purposes.
Section 4.14    [Reserved].
Section 4.15    Factoring Agreement. Under the Factoring Agreement, there are (i) no outstanding amounts or obligations due and payable, (ii) no invoices issued or outstanding, (iii) no assets transferred and (iv), as of the Effective Date, no more than $4,300,000 cash is posted as collateral for the obligations.
Section 4.16    Borrower Information. Schedule 4.16 hereto sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Borrower, (ii) the state or jurisdiction of organization of each Borrower, (iii) the type of organization of each Borrower and (iv) the organizational identification number of each Borrower or states that no such organizational identification number exists.
Section 4.17    Collateral.

(1)    Except as otherwise provided or referenced in this Agreement, each Borrower has good, marketable and indefeasible title to the Collateral, and the Collateral is free from all encumbrances and rights of setoff of any kind (other than Permitted Liens).
(2)    Except as otherwise provided or referenced in this Agreement, no Borrower will hereafter, without Lender’s prior written consent, sell, pledge, encumber, assign or otherwise dispose of any of the Collateral other than in the ordinary course of business and consistent with past practice or permit any lien or security interest to exist thereon except to Lender (other than Permitted Liens).
(3)    Upon the filing of any UCC-1 financing statements in the appropriate filing office, Lender will have a perfected security interest (subject only to Permitted Liens and subject in priority only to the Carve-Out and Prepetition Permitted Liens) in the Collateral (including, without limitation, after-acquired Collateral at the time any Borrower acquires rights therein) to the extent that a security interest in the Collateral can be perfected by such filing.
(4)    Except as otherwise provided or referenced in this Agreement, each Borrower will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.
(5)    Set forth in Schedule 4.17(5) hereto is a complete and accurate list, as of the Effective Date, of each Deposit Account, Securities Account and Commodities Account of each Borrower, together with the name and address of each institution at which each such account is maintained, the account number for each such account and a description of the purpose of each such account.
(6)    The Pledged Issuers set forth in Schedule 4.17(6) identified as a Subsidiary of a Borrower are each such Borrower’s only Subsidiaries existing on the Effective Date. The Pledged Shares have been duly authorized and validly issued and the Pledged Shares of any issuer that is a corporation are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as noted in Schedule 4.17(6) hereto, the Pledged Shares constitute 100% of the issued shares of Equity Interests of the Pledged Issuers as of the date hereof. All other shares of Equity Interests of each Borrower’s Subsidiaries constituting Pledged Interests will be duly authorized and validly issued, fully paid and nonassessable (other than Equity Interests in limited liability companies and partnerships which are validly issued and fully paid).
Section 4.18    Survival; Updates of Representations and Warranties. All representations and warranties contained in or made in connection with this Agreement and the other Loan Documents shall survive the Effective Date and any advance made hereunder. Lender acknowledges and agrees that any and all representations and warranties contained in or made under or in connection with this Agreement may be amended, changed or otherwise modified by the Borrowers, with the consent of Lender, at any time and from time to time after the Effective Date so as to accurately reflect the matters represented and warranted therein; provided, that such amendments, changes and/or modifications are disclosed in writing to and approved by Lender. Lender shall have no obligation to waive any Event of Default due to any present or future inaccuracy of such representation or warranty or to agree to any amendment, change or modification of such representation or warranty.

ARTICLE 5

[RESERVED]

ARTICLE 6

REPORTING AND INFORMATION
Section 6.1    Projections. On or before the Thursday of every other calendar week (or, solely to the extent any applicable Thursday is not a Business Day, on or before the next Business Day), commencing with the first week following the Effective Date, the Borrowers shall deliver to Lender financial projections that set forth: (i) projections of the weekly cash flows for the 13-week period commencing on the first day of such fiscal week (the “13-Week Cash Flow Projections”) that reflect the Borrowers’ consolidated projected cash receipts and cash expenditures for their corporate and other operations; and (ii) a Variance Report comparing, for each line of such 13-Week Cash Flow Projections, the actual disbursements and receipts for the previous reporting weeks and the variance of such actual results from those projected for such previous reporting week on the most current 13-Week Cash Flow Projections delivered under the terms of this Agreement prior to such date. Upon Lender’s request and upon reasonable notice, the Borrowers and the Borrower Financial Advisor shall (and the Borrowers shall cause the Borrower Financial Advisor to) participate in a telephone call with Lender whereby the Borrowers and the Borrower Financial Advisor shall provide an explanation of any material variance between the projected weekly cash flows and the actual disbursements and receipts for any fiscal week.
Section 6.2    Access to Books and Records. Each Borrower and each of their Subsidiaries shall keep and maintain proper and current books and records in accordance with GAAP and permit Lender and its agents and representatives, upon prior reasonable notice and during normal business hours, (i) to examine and produce copies of, as applicable, all of the facilities, processes, records, books and papers of such Borrower and its Subsidiaries and (ii) to discuss the business, affairs and finances of the Borrowers and their respective Subsidiaries with any of its officers and managers and such Borrower’s independent accountants. Each Borrower shall permit, and cause each of its Subsidiaries to permit, the Lender and the duly authorized agents and representatives of Lender, at such reasonable times during normal business hours and intervals as Lender may designate to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, records, books, papers, leases, contracts, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances, contracts and accounts with any of its directors, officers, employees, senior managerial employees, independent public accountants, other professional advisors or any of its other representatives. In furtherance of the foregoing, each Borrower hereby authorizes its officers, employees, independent public accounts and other professional advisors of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person with the Lender and the duly authorized agents and representatives of Lender in accordance with this Section 6.2. All reasonable costs and expenses of such inspections, examinations and discussions shall be paid by the Borrowers.
Section 6.3    Notices.
(i)    Promptly after the occurrence of a Default or Event of Default, Borrowers shall deliver to Lender notice thereof together with a description of the nature and effect of such event and the remedial steps being taken by the Borrowers as a result thereof.
(i)    Promptly after delivery thereof, Borrowers shall deliver to Lender any written notice from any Governmental Authority of any investigation or audit, or pending or threatened proceedings relating to, any violation by the Borrowers or any Subsidiary of any applicable laws, including any Health Care Laws, in each case, solely to the extent the same would reasonably be expected to result in any material liability to any Borrower or any Subsidiary.

(ii)     Each Borrower shall promptly notify Lender in writing of (a) any condition or event which constitutes (or which upon the giving of notice or lapse of time, or both would constitute) an Event of Default under this Agreement or any other Loan Documents, including any event or circumstance which causes any information which has previously been provided by such Borrower to Lender to include an untrue statement of material fact or to omit to state any material fact or any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in such event, such Borrower shall promptly furnish to Lender updated or revised information which will correct such untrue statement or include such omitted fact; (b) any written notice of breach or default received by such Borrower or its Subsidiaries or otherwise material to such Borrower’s business; (c) any threatened or pending legal, judicial or regulatory proceedings or investigation, including any dispute between such Borrower and/or any of its Subsidiaries and any Governmental Authority affecting such Borrower or such Subsidiary; and (d) any event causing extraordinary loss or depreciation of the value of such Borrower’s assets (whether or not insured) or business and the facts with respect thereto.
(iii)    Immediately (and in no event later than one (1) Business Day after actual knowledge thereof), Borrowers shall deliver to Lender (1) any information publicly disclosed in any document filed with the Bankruptcy Court and (2) copies of all material written reports and presentations delivered by or on behalf of any Borrower to the Committee in any of the Cases to the extent not publicly filed.
(iv)    Each Borrower shall provide Lender copies of all certificates, notices and other information delivered to such Borrower or its Subsidiaries by, or received by such Borrower or its Subsidiaries from, any other Material Contract counterparty, contemporaneously with such delivery or promptly after such receipt.
Section 6.4    Financials. During the duration of the Cases, each Borrower shall deliver to Lender (a) operating reports shared with the U.S. Trustee, (b) any financial information shared with the U.S. Trustee, the Committee and any other third-party Person in connection with the Cases and (c) such other financial information as Lender reasonably requests.

ARTICLE 7
COVENANTS
Each Borrower covenants and agrees with Lender that, so long as Borrower has any outstanding Obligations (other than unasserted contingent Obligations) under the Loan Documents, without the prior written consent of Lender:
Section 7.1    Due on Sale and Encumbrances; Authority Documents.
(1)    No Borrower nor any of its Subsidiaries shall sell, convey, assign or otherwise transfer its properties, assets or contractual rights other than (a) in the ordinary course of business and consistent with past practice in accordance with the DIP Budget; or (b) mortgage, pledge, encumber, alienate, grant any other Lien on or grant any other interest in its properties or assets other Liens in favor of Lender (other than Permitted Liens); and
(2)    No Borrower nor any of its Subsidiaries shall amend, modify, or otherwise supplement its respective Authority Documents.
Section 7.2    Taxes on Security. Each Borrower and each of its Subsidiaries shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Liens (if any) created or secured by the Loan Documents. If there shall be enacted any law changing existing laws of taxation of security interests, mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, such Borrower or such Subsidiary shall promptly pay to Lender, on demand, all additional taxes, costs and charges for which Lender is or may be liable as a result thereof.

Section 7.3    Limitations on Other Debt. No Borrower nor any of its Subsidiaries shall incur any Debt (whether secured or unsecured) (other than Permitted Debt). Notwithstanding anything to the contrary, other with respect to the Carve-Out, no Debt shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super priority administrative expense claims of Lender as set forth herein and in the DIP Orders.
Section 7.4    Compliance with Laws, etc. Each Borrower and each of its Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and all material licenses and permits and comply with all applicable laws, rules, statutes, regulations and ordinances in all material respects.
Section 7.5    Compliance with Health Care Laws.
(1)    Without limiting or qualifying any other provision of this Agreement, each Borrower will comply, and will cause each Subsidiary, to comply in all material respects, with all applicable Health Care Laws relating to the operation of such Person’s business.
(2)    Notwithstanding anything to the contrary in this Agreement, neither Borrower nor any of its Subsidiary shall be required to furnish to Lender any protected health information or any patient related information, to the extent such disclosure to Lender is prohibited by Health Care Laws or other applicable laws.
Section 7.6    Continued Business Operations. Each Borrower and each of its Subsidiaries shall continue to conduct such Borrower’s or such Subsidiary’s business operations in substantially the same manner as is currently being conducted. Each Borrower and each of its Subsidiaries shall keep or cause to be kept adequately insured by financially sound and reputable insurers such Borrower’s or such Subsidiary’s business activities in the manner usually insured by businesses engaged in the same or similar businesses. Without limiting the generality of the foregoing, each Borrower and each of its Subsidiaries shall at all times maintain adequate business liability insurance applicable to such Borrower’s or such Subsidiary’s operations, shall be in full compliance with all terms and conditions of such insurance and shall pay all insurance premiums payable by it.
Section 7.7    Prohibited Actions. No Borrower nor any of its Subsidiaries shall: (a) enter into any agreements other than in the ordinary course of business and consistent with past practice or any agreements adversely affecting the operation of such Borrower’s or such Subsidiary’s business or amend or terminate any existing agreement; (b) enter into any line of business substantially different from those lines of business conducted by such Borrower or such Subsidiary on the date hereof or any business substantially related or incidental thereto; (c) commence any legal action or proceeding against any person or settle any legal action or proceeding against such Borrower or such Subsidiary brought by any third party or Governmental Authority; (d) make loans or advances to any person or entity; (e) engage in, or seek or consent to, any dissolution, winding up, liquidation, consolidation, merger or asset sale unless otherwise permitted hereby; (f) enter into or be a party to any transaction with its members or any of its affiliates, except on terms that are no less favorable to any party thereto than would be obtained in a comparable arm’s length transaction with an unrelated third party; (g) except as permitted by Section 10.2 of hereof), change its name; and/or (h) use any trade name other than such Borrower’s or such Subsidiary’s true name.
Section 7.8    Further Assurances. Each Borrower shall (a) cure any defects in the execution and delivery of the Loan Documents, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, or to obtain any consents as may be necessary or appropriate in connection therewith.
Section 7.9    Borrower Financial Advisor; Sale Process and Transaction.
(1)    The Borrowers shall provide to the Lender, as soon as possible but in no event more than (i) one (1) Business Day after sending or receipt thereof, copies of all bid letters and term sheets and (ii) two (2) Business Days after sending or receipt thereof, associated valuation analyses that the Borrower Financial Advisor or any Borrower or any of its Subsidiaries sends to, or receives from, any potential buyer. Lender shall have the consent rights as set forth in the Bidding Procedures, as acceptable to the Lender in its sole discretion.
(2)    Each Borrower irrevocably authorizes the Borrower Financial Advisor to (i) regularly consult with, and respond to the inquiries of, Lender concerning any and all matters relating to the affairs, finances and businesses of the Borrowers, the assets and capital stock of the Borrowers and any aspect of the sale process or any refinancing transaction and (ii) provide periodic updates to Lender (which may be provided telephonically), in each case at such times as Lender may reasonably request, to discuss progress and developments regarding the sale or any refinancing.
(3)    The Borrowers shall, and shall cause each of their Subsidiaries to, comply with the following deadlines (each a “Sale Milestone”), and the Borrowers hereby acknowledge and agree that, by entering into this Agreement or otherwise, the Lender does not consent to, and nothing contained herein shall be deemed to be a consent to, any particular Sale Transaction or other Disposition of assets of the Borrowers:
(a)    No later than five (5) business days after the Petition Date, entry by the Bankruptcy Court of the Interim DIP Order;
(b)    No later than twenty-five (25) calendar days after the Petition Date, entry by the Bankruptcy Court of an order approving (i) the Asset Purchase Agreement and (ii) the Bidding Procedures for the Purchased Assets;
(c)    No later than twenty-five (25) calendar days after the Petition Date, entry by the Bankruptcy Court of the Final Order;
(d)    No later than forty-two (42) calendar days after the Petition Date, the submission deadline for all bids for the sale of the Purchased Assets as set forth in the Bidding Procedures;
(e)    No later than forty-five (45) calendar days after the Petition Date, holding of an auction (if necessary) for the sale of the Purchased Assets as set forth in the Bidding Procedures;
(f)    No later than fifty-five (55) calendar days after the Petition Date, entry by the Bankruptcy Court of the Sale Order (as defined in the Asset Purchase Agreement); and
(g)    No later than seventy (70) calendar days after the Petition Date, consummation of the sale of the Purchased Assets.
(4)    Case Matters.
(a)    All Professional Fees at any time paid by the Borrowers, or any of them, shall be paid by the Borrowers pursuant to procedures established by an order of the Bankruptcy Court and pursuant to the DIP Budget.
(b)    The Borrowers will not return any inventory or other property to any vendor pursuant to Section 546(g) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court in accordance with Section 546(g) of the Bankruptcy Code upon prior notice to Lender or unless otherwise consented to by Lender.
(c)    No Borrower shall submit to the Bankruptcy Court a Plan of Reorganization without the prior written consent of Lender, unless such Plan of Reorganization will indefeasibly pay the Obligations and the Prepetition

Obligations in full, in cash and terminate any commitment to extend credit hereunder.
(d)    No Borrower shall propose to the Bankruptcy Court, or otherwise, a sale of all or substantially all of the Collateral, without the prior written consent of Lender, unless such sale will indefeasibly pay the Borrowers’ liabilities in full, in cash and terminate any commitment to extend credit hereunder.
Section 7.10    Disbursements, DIP Budget Variance and Updated DIP Budget.
(1)    The Borrowers may not make any disbursements other than those set forth in the DIP Budget.
(2)    Each Borrower shall deliver to Lender a certificate signed by an Authorized Officer of such Borrower, on the Thursday of each week (or the succeeding Business Day if such Thursday is not a Business Day), commencing on the second Thursday after the Petition Date, certifying the cash disbursements and receipts, on a line by line basis, for the week ended (and on a cumulative basis since the Petition Date) the immediately prior Saturday, together with a variance report, on an individual line item basis and an aggregate basis, comparing such disbursements to the DIP Budget.
(3)    Each Borrower shall deliver to Lender a certificate signed by an Authorized Officer of such Borrower on the Thursday of every other week, commencing on the third Thursday after the Petition Date, certifying as to the accrued Professional Fees for the two week period ended (and on a cumulative basis since the Petition Date) the Saturday ten days prior to such date, together with a variance report comparing such Professional Fees to the DIP Budget.
(4)    Each Borrower shall deliver to Lender a certificate signed by an Authorized Officer of such Borrower on the Thursday of each week (or the succeeding Business Day if such Thursday is not a Business Day), commencing on the second Thursday after the date of entry of the Interim DIP Order, a variance report (the “Variance Report”) for the immediately preceding two-week Variance Period comparing, in each case, (i) the actual aggregate cumulative cash disbursements for such Variance Period (without consideration of Professional Fees) which shall not exceed the projected disbursements for such Variance Period by more than fifteen percent (15%) and (ii) the actual aggregate cumulative cash receipts for such Variance Period which shall not be less than the projected cash receipts for such period, by more than fifteen percent (15%) to the projected cash receipts for such Variance Period, and, in each case, as set forth in the DIP Budget for such two-week look-back period (the “Variance Period” and, such variance of up to fifteen percent (15%) during each Variance Period, the “Permitted Variance”).
(5)    Every two weeks after the Petition Date, the Borrowers shall propose an updated budget (the “Proposed DIP Budget”) which shall reflect the Borrower’s good faith projection of all weekly receipts and disbursements in connection with the operation of the Borrowers’ and their respective Subsidiaries’ business during the next thirteen-week period, including but not limited to, collections, payroll, capital expenditures, Professional Fees and other cash outlays, in each case, consistent in form substance (other than dollar amounts) with the Initial DIP Budget. Lender may approve such Proposed DIP Budget, which will then become the “DIP Budget” then in effect in the Lender’s sole and absolute discretion. If Lender does not approve such Proposed DIP Budget, then the current DIP Budget will remain in effect. If at any time there is no approved DIP Budget in effect for the current period, such event shall be an immediate Event of Default hereunder.
Section 7.11    Factoring Agreement. No Borrower nor any of its Subsidiaries shall utilize, or issue any invoices or transfer any assets under, the Factoring Agreement and the balance thereunder shall remain at $0 at all times. No later than fourteen (14) days after the Petition Date, the Borrowers shall file a Bankruptcy Code section 363 motion under Bankruptcy Rule 9019 to approve a settlement with respect to the termination of the Factoring Agreement, which motion and settlement term shall be in form and substance satisfactory to the Lender in its sole discretion.

Section 7.12    Transition Services Agreement. Upon the request by Lender following the date of this Agreement and prior to the date that is five (5) Business Days prior to the Closing Date (as defined in the Asset Purchase Agreement), the Borrowers and Lender shall negotiate in good faith the Transition Services Agreement, in a form reasonably satisfactory to Lender and the Borrowers, pursuant to which the parties shall provide reasonable assistance in transitioning the Purchased Assets (as defined in the Asset Purchase Agreement) from the Borrowers to Lender for a period mutually agreed, with each of the parties bearing their own respective costs in connection with the Transition Services Agreement (unless otherwise agreed in the Transition Services Agreement).
Section 7.13    Amendments to Orders. No Borrower nor any of its Subsidiaries shall amend, modify or waive (or make any payment consistent with an amendment, modification or waiver of), or apply to the Bankruptcy Court for authority to make any amendment, modification or waiver of, any provision of the Interim DIP Order, the Cash Management Order, the Sale Order or the Final DIP Order without in each case the prior written consent of Lender in its sole discretion.
Section 7.14    Post-Closing Obligations.
(1)    Not later than the date that is two (2) weeks after the Effective Date, Lender shall have received all insurance certificates and accompanying endorsements naming Lender as additional insured or lender’s loss payee under Borrowers’ insurance policies and providing that such policies may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to Lender and each such named insured or lender’s loss payee (or 10 days’ prior written notice in the event of a cancellation due to a failure to pay premiums).
(2)    Not later than the date that is thirty (30) days after the Effective Date (or such longer time as Lender shall agree in writing in its sole discretion), Lender shall have received a Control Agreement with respect to each deposit account, securities account and commodities account of the Borrowers (other than Excluded Accounts), and each duly executed by the applicable Borrower, the applicable depositary bank or securities intermediary.
ARTICLE 8
EVENTS OF DEFAULT
Each of the following shall constitute an “Event of Default” under the Loans:
Section 8.1    Payments. Any Borrower’s failure to pay (a) any payment of principal, interest, fees or other amount due under the Loan Documents when and as due, (b) any payment obligations under the DIP Orders when and as due and/or (c) each Loan at the Maturity Date, whether by acceleration or otherwise.
Section 8.2    Covenants. Any Borrower’s failure to perform or observe any of the agreements and covenants contained in Section 6.3 or Article 7.
Section 8.3    Other Covenants. Any Borrower’s failure to perform or observe any of the other agreements and covenants contained in this Agreement or any other Loan Documents for a period of more than five (5) days following the occurrence thereof.
Section 8.4    Representations and Warranties. Any representation or warranty made in any Loan Document or in any financial statement, application, schedule, report or any other document given by any Borrower under any Loan Document proves to be untrue in any material respect when made or deemed made, except to the extent that any such representation and warranty is qualified by materiality, “Material Adverse Effect” or other similar qualification, such representation and warranty shall be true and correct in all respects, or if any warranty shall cease to be complied with in any material respect, or if any Borrower omitted to state any material fact necessary to make such information not misleading.
Section 8.5    Exclusivity. An order shall be entered terminating or reducing Borrowers’ exclusivity period for proposing a Plan of Reorganization (to the extent such motion is not made by Lender).

Section 8.6    Sale Milestones and Variance. Failure of Borrower to comply with any of the Sale Milestones; provided that Lender may agree to an extension of any of the Sale Milestone dates in its sole and absolute discretion. The actual amount of aggregate cumulative disbursements for a Variance Period exceeds the projected cumulative disbursements in the DIP Budget for such Variance Period by more than a Permitted Variance or the actual amount of aggregate cumulative receipts for such Variance Period are less than the projected cumulative receipts for such Variance Period by more than the Permitted Variance.
Section 8.7    Business Change. Any Borrower consummates any (i) dissolution, liquidation, consolidation or merger with or into any other business entity, (ii) any transaction which results in a Change of Control, (iii) any transaction for the sale, transfer or other disposition of all or a material portion of any Borrower’s or any of their Subsidiaries’ assets or (iv) any sale of all or substantially all assets of the Borrowers pursuant to Section 363 of the Bankruptcy Code or entry into an agreement obligating any Borrower to consummate any such sale, other than a sale pursuant to the Asset Purchase Agreement, unless (x) the proceeds of such sale are used to indefeasibly satisfy the Obligations in full in cash, or (y) such sale is consented to by Lender.
Section 8.8    Material Business Disruption. Any Borrower is enjoined, restrained or in any way prevented by order of a court or regulatory agency from continuing to conduct all or any material part of its business affairs for a period in excess of five (5) consecutive days.
Section 8.9    Other Encumbrances. A final post-petition judgment or other claim shall be entered that, together with any other undischarged final judgments against any Borrower or any of their Subsidiaries during the term of this Agreement, exceeds an aggregate of $25,000, and within five (5) days after the entry thereof, has not been discharged or execution thereof stayed pending appeal, or, within five (5) days after the expiration of such stay, has not been discharged.
Section 8.10    Loan Documents. Any of the Loan Documents or the security interests and Liens thereunder are challenged by any Borrower or any Loan Document is revoked or rescinded.
Section 8.11    Collateral. (A) Lender fails to have a perfected first priority security interest in the Collateral subject only to the Carve-Out and Prepetition Permitted Liens or (B) a forfeiture or loss of all or a material portion of the Collateral to any Governmental Authority occurs.
Section 8.12    Cross Default. (A) Any Borrower or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but subject to any applicable grace periods applicable thereto) or  otherwise fails to observe or perform any other agreement or condition relating to any Debt or guarantee, whether individually or in the aggregate, having an aggregate principal amount in excess of $25,000 contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded (subject, in each case, to any applicable grace or cure periods applicable thereto and after giving effect to any amendments or waivers thereof) or (B) a material breach of the Asset Purchase Agreement occurs, other than as a result of Lender’s material breach.
Section 8.13    Case Orders.
(1)    An order shall be entered in any of the Cases appointing, or any Borrower shall file an application for an order with respect to any of the Cases seeking (x) the appointment of, in either case without the prior written consent of Lender, (i) a trustee under Section 1104 of the Bankruptcy Code or (ii) an examiner or any other Person with enlarged powers relating to the operation of the business (i.e., powers beyond those set forth in Sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code) under

Section 1106(b) of the Bankruptcy Code or (y) a change of venue with respect to any Case or any related adversary proceeding.
(2)    An order shall be entered dismissing a Case or converting a Case to a case under Chapter 7 of the Bankruptcy Code.
(3)    An order shall be entered with respect to the Case or Cases, without the prior written consent of Lender, (i) to revoke, reverse, stay, vacate or otherwise modify the DIP Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of Lender in respect of the Obligations other than the Carve-Out and the Adequate Protection Liens granted to the Prepetition Secured Lender and the Bay View Adequate Protection Liens pursuant to the DIP Orders, (iii) terminating or denying the use of cash collateral, or (iv) granting or permitting the grant of a lien that is equal in priority with or senior to the liens securing the Obligations other than the Carve-Out and the Adequate Protection Liens granted to the Prepetition Secured Lender and the Bay View Adequate Protection Liens pursuant to the DIP Orders.
Section 8.14    Automatic Stay. An order shall be entered that is not stayed pending appeal granting relief from the Automatic Stay to any creditor of a Borrower (other than Lender) with respect to any claim against any property that, when taken together with all other orders entered on the docket of the Bankruptcy Court that are not stayed pending appeal granting relief from the Automatic Stay with respect to Borrowers’ Collateral having a value in excess of $25,000 individually or in the aggregate.
Section 8.15    Plan of Reorganization. An order shall be entered by the Bankruptcy Court confirming a Plan of Reorganization or liquidation in any of the Cases which does not (i) contain a provision for termination of all commitments to extend credit hereunder and indefeasible payment in full in cash of all Obligations hereunder and under the other Loan Documents and all Prepetition Obligations under the Prepetition Credit Agreement on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to Lender for the benefit of Lender (as Lender hereunder and as Prepetition Secured Lender) with the same priorities under the DIP Orders until such plan effective date.
Section 8.16    Violation of DIP Orders. A violation by any Borrower or Subsidiary thereof of any of the provisions of the DIP Orders, the Cash Management Order or the Sale Order occurs.
Section 8.17    Rejection of Contracts. Any Borrower rejects or assumes an unexpired lease or other contract, other than with the prior written consent of Lender in its sole discretion.
Section 8.18    Litigation Regarding DIP Liens. Any Borrower, any of Borrower’s affiliates, any creditor or the Committee commences, or supports, any person, in any litigation challenging or seeking to challenge the DIP Liens against Lender, except as may be permitted under the DIP Orders.
Section 8.19    Payments of Debt. Any Borrower shall make a payment or grants adequate protection with respect to Debt existing prior to the Petition Date (other than as permitted under this Agreement, the DIP Orders or the “first day” orders or otherwise and approved by Lender and the Bankruptcy Court).
Section 8.20    Post-Petition Payments. Any Borrower or any Subsidiary thereof fails to make any post-petition payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other material agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract, in each case, except to the extent as permitted with the express prior consent of the Lender in its sole discretion.
Section 8.21    Asset Purchase Agreement. Termination of the Asset Purchase Agreement; provided that such termination (x) was not caused by, or the result of, a breach by Buyer (as defined in the

Asset Purchase Agreement) of its obligations thereunder, or (y) is the result of a party other than Buyer winning the Auction (as defined in the Asset Purchase Agreement) with respect to the sale of the Purchased Assets.
ARTICLE 9
CONSEQUENCES OF AN EVENT OF DEFAULT
Section 9.1    Remedies.
(1)    If an Event of Default exists, the Lender may, at any time or times and in any order, without notice to or demand on any Borrower (except for such notice or consent that is expressly provided for hereunder, under the DIP Order, or required by applicable law): (i) restrict the amount of or refuse to permit the Lender to fund any Loans, (ii) terminate any commitment to extend any credit hereunder, and thereupon such commitments shall terminate immediately, (iii) declare the Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be immediately due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be immediately due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers, (iv) exercise the right (after providing three (3) Business Days’ prior notice to the Borrowers, the U.S. Trustee, and counsel to the Committee (but this shall not serve as a consent to the use of the Loans hereunder to pay Professional Fees incurred by any other such official committee)) to realize on all Collateral without the necessity of obtaining any further relief or order from the Bankruptcy Court, subject to the right of the Borrowers to seek continuation of the automatic stay during such three (3) Business Day period (such three (3) Business Day period, the “Remedies Notice Period”); and (iv) pursue its other rights and remedies under the Loan Documents, the DIP Orders and/or applicable law. Except as otherwise provided in the DIP Orders, the foregoing remedies may be exercised without demand and without further application to or order of the Bankruptcy Court. In any hearing regarding any exercise of remedies under this Section 9.1(1) (which hearing must take place within the Remedies Notice Period), the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing the Borrowers, any committee and all other parties in interest shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of Lender set forth in the DIP Orders, this Agreement or the Loan Documents, as applicable. If no such order is entered during the Remedies Notice Period, all use of the Collateral shall cease and the Lender shall be entitled to enforce the remedies hereunder.
(2)    While any Event of Default exists, Lender shall have no obligation to make any Loans hereunder. Upon the occurrence of an Event of Default under Article 8 hereof, at the option and upon the declaration of Lender, (x) all Obligations (including, without limitation, any and all costs and expenses, including professional fees) shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Default Rate will apply in accordance with Section 2.6; and (y) the Commitments and obligation, if any, of Lender to make any further Loans hereunder shall be terminated.
(3)    Upon the occurrence of an Event of Default under Article 7 hereof, Lender may, immediately enforce payment of all amounts due and owing under the Loan Documents and exercise all rights and remedies therefor under the Loan Documents and at law or in equity, including, without limitation, instituting any proceeding or proceedings to enforce the Obligations. The rights, powers and remedies of Lender under the Loan Documents shall be in addition to all rights, powers and remedies given to Lender by virtue of any statute or rule of law, or any other agreement between Lender and any Borrower, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Lender’s rights in any security interests created by the Loan Documents.
(4)    The acceptance of any payment by any Borrower to Lender shall not be deemed to cure or constitute a waiver of any Event of Default and Lender retains its rights under this Agreement and the other Loan Documents to accelerate and to continue to demand payment of the Loans upon the happening of any Event of Default, despite any payments made to Lender after the occurrence of such Event of Default.
(5)    Lender’s exercise of any right or remedy which has the effect of remedying an Event of Default under the Loan Documents shall not constitute a cure or waiver of such Event of Default.
(6)    The failure of Lender to insist upon strict performance of any term, covenant or condition contained in the Loan Documents shall not be deemed to be a waiver, modification, amendment or estoppel with respect to the enforcement of such term, covenant or condition. No Borrower shall be relieved or released from its Obligations by reason of (a) the failure of Lender to comply with any request of such Borrower to take any action to enforce any of the provisions of the Loan Documents; (b) the release, regardless of consideration, of any Person liable for the Loans or any portion thereof; or (c) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of the Loan Documents. The rights of Lender under each of the Loan Documents shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision of any Loan Document to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated, but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.
(7)    Upon the occurrence and during the continuance of any Event of Default, Lender may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a Lender under the UCC. All of the rights and remedies of Lender, whether evidenced by this Agreement or by any other writing, shall be cumulative and may be exercised singularly or concurrently by Lender. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of the Borrowers under this Agreement, after failure to perform, shall not affect the right of Lender to declare a default and to exercise remedies available to Lender under this Agreement. Nothing under this Agreement or otherwise shall be construed so as to limit or restrict the rights and remedies available to Lender under this Agreement following the occurrence and during the continuance of an Event of Default, or in any way to limit or restrict the rights and ability of Lender to proceed directly against the Borrowers and/or to proceed against any other collateral directly or indirectly securing the Obligations. Nothing under this Agreement or otherwise shall be construed so as to require Lender to proceed against or resort to any collateral directly or indirectly securing the Obligations at any time.
(8)    Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or as otherwise required herein) to or upon the Borrowers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof, which rights shall include, without limitation, the right to (a) peaceably by its own means or with judicial assistance enter the premises of the Borrowers and take possession of the Collateral without prior notice to the Borrowers or the opportunity for a hearing, (b) render the Collateral unusable, (c) dispose of the Collateral on the Borrower's premises, and (d) require the Borrowers to assemble the Collateral and make it available to Lender at a place designated by Lender. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give the Borrowers reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of commercially reasonable notice shall be met if such notice is sent to the Borrowers at least ten (10) days before the time of the intended sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include Lender's reasonable attorney's fees and legal expenses, incurred or expended by Lender to enforce any payment due it under this Agreement either as against the Borrowers, as applicable, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder. The Borrower waives all relief from all appraisement or exemption laws now in force or hereafter enacted.
Section 9.2    Sales, UCC.
(1)    Each Borrower recognizes that Lender may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Unless required by law, Lender shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal or state securities laws, even if such issuer would agree to do so. Each Borrower further agrees to do or cause to be done, to the extent that such Borrower may do so under all applicable, all such other acts and things as may be necessary to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any applicable law at Borrowers’ expense. Each Borrower further agrees that a breach of any of the covenants contained in this Section 9.2(1) will cause irreparable injury to Lender for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 9.2(1) shall be specifically enforceable against such Borrower, and each Borrower hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Borrower’s failure to perform such covenants will not cause irreparable injury to Lender or (ii) Lender has an adequate remedy at law in respect of such breach. Each Borrower further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by Lender by reason of a breach of any of the covenants contained in this Section 9.1(1) and consequently, agrees that, if such Borrower shall breach any of such covenants and Lender shall sue for damages for such breach, such Borrower shall pay to Lender, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Collateral or other property to be sold on the date Lender shall demand compliance with this Section 9.2(1).
(2)    If an Event of Default has occurred and is continuing, Lender shall have, in addition to all other rights of Lender, the rights and remedies of a secured party under the UCC, and without limiting the generality of the foregoing, Lender shall be empowered and entitled to, subject to the terms of the DIP Orders: (i) take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Borrower’s premises at any time, at no cost to Lender, or remove any part of it to such other place or places as the Lender may determine, or the Borrowers shall, upon Lender’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Lender at a place convenient to the Lender; (ii) sell and deliver any Collateral at public or private sales, for cash, upon credit, or otherwise, at such prices and upon such terms as Lender deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iii) hold, lease, develop, manage, operate, control and otherwise use the Collateral upon such terms and conditions as may be reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as may be reasonably necessary or desirable), exercise all such rights and powers of each Borrower with respect to the Collateral, whether in the name of such Borrower or otherwise, including, without limitation, the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Lender under the Loan Documents, (iv) employ consultants to inspect the Collateral and to assure compliance by each Borrower of the terms and conditions of the Loan Documents and (v) take any other actions, as may be necessary or desirable, in connection with the Collateral (including preparing for the disposition thereof), and all actual, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Borrowers. Upon demand from the Lender, the applicable Borrower shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any Property to recognize and accept the Lender as the party to such agreement for any and all purposes as fully as it would recognize and accept such Borrower and the performance of such Borrower thereunder and, in such event, without further notice or demand and at such Borrower’s sole cost and expense, the Lender may exercise all rights of such Borrower arising under such agreements. Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Lender of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to the Borrower’s address in accordance with Section 11.1 of this Agreement. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Lender receive payment, and if the buyer defaults in payment, the Lender may resell the Collateral. In the event the Lender seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives: (A) the posting of any bond, surety, or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Lender retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower agrees that the Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The proceeds of sale shall be applied as set forth in the DIP Orders. The Lender will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency.
Section 9.3    Attorney-in-Fact. Each Borrower hereby irrevocably appoints Lender as its agent and attorney-in-fact, with full power of substitution, in the name of such Borrower, for the sole use and benefit of Lender, but at the expense of such Borrower, to exercise, at any time and from time to time during the continuance of an Event of Default, all or any of the following powers with respect to all or any of the Collateral:”
(1)    to demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral,
(2)    to endorse such Borrower’s name to any instruments, chattel paper and documents comprising part of the Collateral (including endorsing such instruments, chattel paper and documents to Lender (for the benefit of Lender)),
(3)    to assign, on behalf of such Borrower, any instruments, chattel paper or documents comprising part of the Collateral to Lender (for the benefit of Lender),
(4)    to execute, sign and endorse any and all claims, instruments, receipts, checks, drafts or warrants issued in payment for the Collateral,
(5)    to settle or compromise any and all claims arising under the Collateral, and, in the place and stead of such Borrower, to execute and deliver its release and settlement for the claim,
(6)    to file any claim or claims or to take any action or institute or take part in any proceedings, either in its role as Lender, as applicable, or in the name of such Borrower, or otherwise, which in the discretion of Lender may seem to be necessary or advisable,
(7)    to receive, open, and dispose of all mail addressed to such Borrower pertaining to the Collateral (or appearing to Lender to possibly pertain to the Collateral),
(8)    to notify postal authorities to change the address for delivery of mail addressed to such Borrower to such address as Lender may designate, and
(9)    to assume such Borrower’s role in its relationships and contractual obligations and rights as to any custodian or administrator.

This power is given as security for the Obligations, and, upon the occurrence and during the continuation of an Event of Default, the authority hereby conferred is, and shall be, irrevocable and coupled with an interest and shall remain in full force and effect until renounced by Lender.

ARTICLE 10
COLLATERAL
Section 10.1    Grant of Security Interest.
(1)    To secure the payment and performance in full of the Obligations, each Borrower hereby assigns and grants to Lender a continuing Lien (subject only to Permitted Liens) on and security interest in the Collateral. Each Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of such UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, but not limited to (i) whether such Borrower is an organization, the type of organization and (ii) any organization identification number issued to such Borrower. Each Borrower agrees to furnish any such information to Lender promptly upon request. Each Borrower also ratifies its authorization for Lender to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.
(2)    However, notwithstanding anything to the contrary, subject to the Carve-Out and subject to the scheme of priority set forth in the DIP Order, pursuant to Bankruptcy Code Section 364(c)(1), Lenders have been granted a superpriority administrative claim over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113, or 1114 of the Bankruptcy Code. As collateral for the Loans and security for the full and timely payment and performance of all Obligations when due (whether at stated maturity, by acceleration or otherwise), Lender is hereby granted (i) pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority Lien on the Collateral that is otherwise unencumbered as of the commencement of the Cases, including upon entry of the Final DIP Order, avoidance actions under Sections 502(d), 544-553 of the Bankruptcy Code or the proceeds therefrom, or as otherwise recovered under 506(c) or any other avoidance actions under the Bankruptcy Code; (ii) pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected Lien on all Collateral of the Borrowers (other than the assets referred to in the following clause), junior only to (A) the valid, perfected and non-avoidable Liens on such assets as of the Petition Date, and (B) valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; and (iii) pursuant to Section 364(d)(1) of the Bankruptcy Code, a perfected senior priming Lien on all of the Borrowers’ Collateral that is subject only to the Carve-Out and the Prepetition Permitted Liens.
Section 10.2    Change in Name or Locations. Each Borrower agrees that (a) such Borrower will not change its name, its chief executive office or organizational identification number, (b) such Borrower will not change its type of organization or jurisdiction of organization and (c) such Borrower will not cause any Equipment or Inventory of such Borrower to be located at any location other than as set forth on Schedule 10.2 attached hereto (or in transit between such locations).
Section 10.3    Intellectual Property.
(1)    With respect to each Trademark, each Borrower (either itself or through licensees) will, to the extent material to the conduct of its business, (i) continue to use such Trademark on each and every trademarked class of goods applicable to its then current lines of products and services as reflected in its current catalogs, brochures, price lists and other sales materials to the extent necessary to maintain such Trademark in full force and effect free from any reasonable claim of abandonment for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) reasonably use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark is reasonably likely to become invalidated or materially impaired in any way.
(2)    No Borrower (either itself or through licensees) will, except as its reasonable business judgment otherwise dictates, do any act, or knowingly omit to do any act, whereby any Patent material to such Borrower’s business is reasonably likely to become forfeited, abandoned or dedicated to the public.
(3)    No Borrower (either itself or through licensees) will (and will not permit any licensee or sublicensee thereof to), except as its reasonable business judgment otherwise dictates, do any act or knowingly omit to do any act whereby any such Copyright is reasonably likely to become invalidated or otherwise impaired. No Borrower will (either itself or through licensees), except as its reasonable business judgment otherwise dictates otherwise, do any act whereby any such Copyright may fall into the public domain (other than by expiration).
(4)    No Borrower (either itself or through licensees) will, except as its reasonable business judgment otherwise dictates otherwise, do any act that knowingly infringes the intellectual property rights of any other Person.
(5)    Each Borrower will, to the extent necessary or useful in the conduct of its business, take all necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Intellectual Property material to its business, including, without limitation, paying of maintenance fees, filing of applications for renewal, affidavits of use and affidavits of incontestability.
(6)    Each Borrower shall notify Lender reasonably promptly if it knows that any United States Patent, Trademark or Copyright owned by such Borrower and material to the business of such Borrower, and is the subject of an application or registration, has or is reasonably likely to become abandoned, lost or dedicated to the public (except by expiration), or of any materially adverse and final determination (including the institution of, or any such materially adverse and final determination in, any proceeding in the United States Patent and Trademark Office or United States Copyright Office, as applicable, in connection with the prosecution of any application for issuance of a Patent or registration of a Trademark or Copyright) regarding such Borrower’s ownership of any such Patent, Trade-mark or Copyright, its right to register the same, or its right to keep and maintain the same.
(7)    Each Borrower agrees that, should it obtain an ownership or other interest in any Intellectual Property that constitutes Collateral after the Effective Date, (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Intellectual Property shall automatically become Intellectual Property subject to the terms and conditions of this Agreement, except, with respect to each of (i) and (ii) above, if such interest in Intellectual Property is obtained under a license from a third party under which the grant of a security interest would not be permitted.
Section 10.4    Covenants.
(1)    Possessory Collateral. As of the date hereof, each Borrower shall have delivered to Lender (or any other custodian approved by Lender) all other instruments and tangible chattel paper included in the Collateral to the extent Lender has requested such delivery.
(2)    Electronic Chattel Paper. If any Borrower at any time holds or acquires an interest in any Collateral that is electronic chattel paper or a “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Lender thereof and, at the request and option of Lender, shall take such action as Lender may reasonably request to vest in Lender control, under Section 9-105 of the UCC, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and

National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
(3)    No Filings Required; Priority. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the DIP Orders. Lender shall not be required (but shall have the option and authority) to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, any other Loan Document or the DIP Orders. The DIP Liens in the Collateral will not be junior in priority to any Lien other than the Carve-Out and the Prepetition Permitted Liens (to the extent, and only to the extent, set forth in the DIP Orders).
(4)    Perfection of Security Interests; Further Assurances.
(a)    Notwithstanding the perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the applicable DIP Order, each Borrower shall, as applicable, at such Borrower’s expense, perform all steps requested by the Lender at any time to perfect, maintain, protect, and enforce the DIP Liens, including: upon request by the Lender, delivering to Lender) (1) the originals of all certificated Investment Property, instruments, documents, and chattel paper, and all other Collateral of which the Lender should have physical possession in order to perfect and protect the Lender’s security interest therein, duly pledged, endorsed, or assigned to the Lender without restriction and (2) certificates of title (excluding deeds for real estate) covering any portion of the Collateral for which certificates of title have been issued and (3) all letters of credit on which such Borrower is named beneficiary. To the fullest extent permitted by applicable law, Lender may file one or more financing statements disclosing the DIP Liens on the Collateral.
(b)    Each Borrower shall take any other action reasonably requested by Lender to insure the attachment, perfection and priority of, and the ability of Lender, at the written direction of Lender, the security interests including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the signature of such Borrower thereon is required therefor, (b) causing the name of Lender, for the benefit of Lender, to be noted as Lender on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interests in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interests in such Collateral, including, without limitation, executing and delivering any filings necessary to perfect the security interests in the Intellectual Property, (d) using commercially reasonable efforts to obtain governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person with rights in the Collateral, and (e) taking all actions required by any UCC or by other applicable law; provided, however, that in no event shall Control Agreements be required with respect to Excluded Accounts. Each Borrower also hereby appoints Lender and its employees and agents as its irrevocable attorney-in-fact for the purpose of executing and/or filing any documents necessary to perfect or to continue any security interest, such appointment being coupled with an interest and irrevocable until such time as the Obligations (excluding any contingent indemnification claims not yet asserted) are paid and performed in full.
(5)    Notice to Lender. Each Borrower shall promptly notify Lender in writing upon such Borrower’s knowledge of the filing of any Lien on such Borrower or any of the Collateral, other than Permitted Liens.

(6)    Preservation of Collateral. Each Borrower shall be fully responsible for any losses that any Lender may suffer as a result of anyone other than any Lender (or any custodian on behalf of such Lender) and/or holders of Permitted Liens asserting any rights or interest in or to the Collateral. Each Borrower shall appear in and to defend all actions or proceedings purporting to affect the security rights and interests granted to Lender under this Agreement. In the event that Lender elects to defend any such action or proceeding, each Borrower agrees to reimburse Lender for the documented costs associated therewith, including without limitation, the reasonable attorneys’ fees of Lender, which costs will be payable upon demand.
(7)    Compliance with Laws. Each Borrower shall comply in all material respects with all federal, state or local laws applicable to it or in connection with its acquisition of, or any actions taken with respect to, the Collateral.
(8)    Accounts. No Borrower shall maintain, or cause any of its Subsidiaries to maintain, any Deposit Account, Securities Account or Commodities Account other than such accounts listed on Schedule 4.17(5) hereto, without the prior written consent of Lender.
(9)    Pledged Shares. If any Borrower shall be or become entitled to receive or shall receive any certificate in respect of any Pledged Stock (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization of such Pledged Stock), option or rights in respect of any Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Borrower shall accept and hold the same for the benefit of Lender and promptly deliver the same forthwith to Lender in the exact form received, duly endorsed by such Borrower to Lender, if required, together with an undated stock transfer power covering such certificate duly executed in blank by such Borrower and otherwise in form and substance satisfactory to Lender in its sole discretion, to be held by Lender as additional Collateral for the Obligations. Notwithstanding the foregoing, with respect to Pledged Shares owned by any Borrower on the Effective Date, such Borrower shall deliver to Lender all certificates and undated stock transfer powers with respect thereto duly executed in blank by such Borrower and otherwise in form and substance satisfactory to Lender in its sole discretion on or prior to the Effective Date.
(10)    Negative Pledge; No Transfer. No Borrower will sell or offer to sell or otherwise transfer or grant or allow the imposition of a Lien or security interest upon the Collateral (other than Permitted Liens) or use any portion thereof in any manner inconsistent with this Agreement. So long as this Agreement remains in effect, no Borrowers shall, without the prior written consent of Lender compromise, settle, adjust, or extend payment under or with regard to any material payment obligations, except in the ordinary course of business and consistent with past practice.
Section 10.5    Further Assurances. Upon the request of Lender, each Borrower will promptly (a) correct any defect, error or omission which may be discovered in any financing statement relating to this Agreement; (b) execute, acknowledge, deliver and record such further instruments (including, without limitation, further security agreements, financing statements, continuation statements and assignments of accounts, contract rights, general intangibles and proceeds) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement as determined by Lender in its reasonable discretion and to more fully identify and subject to the security interest hereof any property intended to be covered hereby, including without limitation any renewals, additions, substitutions, replacements or accessions to the Collateral; (c) execute, acknowledge, deliver and record any document or instrument (including specifically any financing statement) necessary, desirable or proper, as determined by Lender in its reasonable discretion, to protect the Lien and security interest hereunder against the rights or interests of third persons; and (d) execute, deliver and file such filings as Lender in its reasonable discretion deems appropriate, to the extent, if any, that the signature of such Borrower thereon is required therefor. Each Borrower shall pay all actually incurred costs connected with any of the foregoing.
Section 10.6    Limitation on Duty of Lender. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Collateral in its custody or control or in the custody or control of any agent or bailee or any income thereon. Lender shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession or custody if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral (except for gross negligence, willful misconduct or bad faith of Lender) or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.
Section 10.7    Payment of Expenses. Each Borrower will reimburse Lender for all documented expenses actually incurred by Lender in connection with the perfection, termination, and the continuation of the perfection of any security interest in the Collateral (not to exceed $675,000 unless an Event of Default has occurred). At its option, upon the occurrence and during the continuation of an Event of Default, Lender may, but is not required to discharge taxes, Liens, security interests or such other encumbrances as may attach to the Collateral; pay for required insurance on the Collateral; and pay for the maintenance, appraisal or reappraisal, and preservation of the Collateral, as determined by Lender to be necessary. Each Borrower will reimburse Lender on demand for any payment so made or any expense incurred by Lender pursuant to the foregoing authorization, and the Collateral also will secure any advances or payments so made or expenses so incurred by Lender.
Section 10.8    Preservation of Rights. No delay or omission on Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Lender’s action or inaction impair any such right or power. Lender's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies that Lender may have under other agreements, at law or in equity.
Section 10.9    Waivers. Each Borrower has waived, and/or does by these presents waive, presentment for payment, protest, notice of protest and notice of nonpayment under all of the Obligations secured by this Agreement. Each Borrower further agrees that discharge or release of any party who is, may be, or will be liable to Lender under any of the Obligations, or the release of the Collateral or any other collateral directly or indirectly securing repayment of the same, shall not have the effect of releasing or otherwise diminishing or reducing the actual or potential liability of such Borrower and/or any other party or parties guaranteeing payment of the Obligations, who shall remain liable to Lender. Each Borrower additionally agrees that the acceptance of payments by Lender other than in accordance with the terms of any agreement, or agreements governing repayment of the Obligations, or the subsequent agreement of Lender to extend or modify such repayment terms, shall likewise not have the effect of releasing such Borrower, and/or any other party or parties guaranteeing payment of the Obligations, from their respective obligations to Lender under this Agreement and to Lender under the Obligations, and/or of releasing any of the Collateral or other collateral directly or indirectly securing repayment of the Obligations. In addition, no course of dealing between any Borrower and Lender nor any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender under this Agreement shall have the effect of waiving any of the rights and remedies of Lender. Any partial exercise of any rights and remedies granted to Lender shall furthermore not constitute a waiver of any other rights and remedies of Lender, it being each Borrower’s intent and agreement that the rights and remedies of Lender shall be cumulative in nature. Each Borrower further agrees that, upon the occurrence and continuance of any Event of Default, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender under this Agreement shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance as to one Event of Default shall not constitute a waiver or forbearance as to any other Event of Default. None of the warranties, conditions, provisions and terms contained in this Agreement or any Loan Document, shall be deemed to have been waived by any act or knowledge of Lender or the agents, officers or employees of Lender; but only by an instrument in writing specifying such waiver, signed by a duly authorized officer of Lender and delivered to the Borrowers.
Section 10.10    Possession; Sale of Collateral.
(1)    Upon the occurrence and during the continuance of an Event of Default, Lender may: (i) require each Borrower to assemble the tangible assets that comprise part of the Collateral and make them available to Lender at any place or places reasonably designated by Lender; (ii) to the extent permitted by applicable Law and subject to any applicable agreement with the owner of the real property, with or without notice or demand for performance and without liability for trespass, enter any premises where the Collateral may be located and peaceably take possession of the same, and may demand and receive such possession from any person who has possession thereof, and may take such measures as it may deem necessary or proper for the care or protection thereof (including, but not limited to, the right to remove all or any portion of the Collateral); and (iii) with or without taking such possession may sell or cause to be sold, in one or more sales or parcels, for cash, on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at public or private sale or at any broker’s board or any securities exchange, without demand of performance or notice of intention to sell or of time or place of sale, except ten (10) Business Days’ written notice to the applicable Borrower of the time and place of such sale or sales (and such other notices as may be required by applicable statute, if any, and which cannot be waived), which each Borrower hereby expressly acknowledge is commercially reasonable. Lender shall have no obligation to clean-up or otherwise prepare any Collateral for sale. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Borrower, and each Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Borrower now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Lender may (in its sole and absolute discretion) determine. Lender shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any disposition of the Collateral. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid by the purchaser or purchasers thereof. Lender shall not incur any liability for the failure to collect or realize upon any or all of the Collateral or for any delay in doing so and, in case of any such failure, shall not be under any obligation to take any action with respect thereto; provided, such Collateral may be sold again upon like notice. If any Collateral is sold upon credit, the applicable Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the Obligations in accordance with this Agreement. In the event the purchasers fail to pay for the Collateral, Lender may resell the Collateral. At any public sale, or, to the extent permitted by applicable law, at any private sale, made pursuant to this Agreement, Lender may bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of the Borrowers (all said rights being also hereby waived and released by each Borrower to the fullest extent permitted by law), and may make payment on account thereof by using any claim then due and payable to Lender from any Borrower as a credit against the purchase price, and Lender may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Borrower therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof. Lender shall be free to carry out any such sale pursuant to such agreement, and no Borrower shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Lender shall have entered into such an agreement, all Events of Default shall have been remedied and any obligations to Lender shall have been paid in full. As an alternative to exercising the power of sale herein conferred upon it, Lender may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. In any action hereunder, Lender shall be entitled to the appointment of a receiver without notice, to peaceably take possession of all or any portion of the Collateral and to exercise such powers as the Bankruptcy Court shall confer upon the receiver. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing, Lender shall be entitled to apply, without notice to any Borrower, any cash or cash items constituting Collateral in its possession to payment of the Obligations.
(2)    If an Event of Default shall occur and be continuing, Lender shall, in addition to exercising any and all rights and remedies afforded to them hereunder, have all the rights and remedies of a secured party under all applicable provisions of law, including but not limited to, the Code.

(3)    Each Borrower agrees that notwithstanding anything to the contrary contained in this Agreement, such Borrower shall remain liable under each contract or other agreement giving rise to Accounts and General Intangibles and all other contracts or agreements constituting part of the Collateral and Lender shall not have any obligation or liability in respect thereof.
(4)    After the occurrence and during the continuance of an Event of Default, upon Lender’s request, but subject to the rights of any other secured party having rights senior to Lender, each Borrower shall deliver to Lender all original and other documents, evidencing and relating to the sale and delivery of Inventory or Accounts, including but not limited to, all original orders, invoices and shipping receipts.
Section 10.11    Authority of Lender. Lender shall have and be entitled to exercise all such powers hereunder as are specifically delegated to Lender by the terms hereof, together with such powers as are reasonably incidental thereto. Lender may execute any of its duties hereunder by or through its agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.
Section 10.12    Certain Waivers; Borrowers Not Discharged. Each Borrower expressly and irrevocably waives (to the extent permitted by applicable law) presentment, demand of payment and protest of nonpayment in respect of its Obligations under this Agreement. The obligations and duties of each Borrower hereunder are irrevocable, absolute, and unconditional and shall not be discharged, impaired or otherwise affected by (a) the failure of Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any grantee under the provisions of this Security Agreement or any waiver, consent, extension, indulgence or other action or inaction in respect thereof, (b) any extension or renewal of any part of the Obligations, (c) any rescission, waiver, amendment or modification of any of the terms or provisions of any agreement related to this Agreement, (d) the release of any liens on or security interests in any part of the Collateral or the release, sale or exchange of or failure to foreclose against any security held by or for the benefit of Lender for payment or performance of the Obligations, (e) the bankruptcy, insolvency or reorganization of any Borrower or any grantee or any other Persons, (f) any change, restructuring or termination of the organization structure or existence of any Borrower or any grantee or any restructuring or refinancing of all or any portion of the Obligations, or (g) any other event that under law would discharge the obligations of a surety other than payment and satisfaction in full of all Obligations.
Section 10.13    Transfer of Security Interest. In connection with a transfer of the Loans permitted under this Agreement (including Section 11.23), Lender may transfer to any other Person all or any part of the liens and security interests granted hereby, and all, or any part of the Collateral which may be in Lender’s possession. Upon such transfer, the transferee shall be vested with all the rights and powers of Lender hereunder with respect to such of the Collateral as is so transferred but, with respect to any of the Collateral not so transferred, Lender shall retain all of its rights and powers (whether given to it in this Agreement, or otherwise). In connection with a transfer of the Loans permitted under this Agreement (including Section 11.23), Lender may, at any time, assign its rights as the secured party hereunder to any Person, in Lender’s discretion, and upon notice to the Borrowers, provided that any such transferee shall agree to be subject to the subordination provisions hereof, if any, but without any requirement for consent or approval by or from any Borrower, and any such assignment shall be valid and binding upon each Borrower, as fully as if it had expressly approved the same.
Section 10.14    Contractual Rights. The security interests and other rights granted or reserved to Lender and its successors and assigns under this Agreement (the “Contractual Rights”) and the other rights available to Lender under applicable law by reason of the existence of this Agreement and the attachment and perfection of the security interests created under this Agreement (the “Statutory Rights”) are for the benefit of the Lender. All Contractual Rights and Statutory Rights shall be exercised from time to time by Lender in accordance with such instructions as may be required by the Loan Agreement. All recoveries attributable to enforcement of Contractual Rights or Statutory Rights, or both, shall (except as otherwise expressly set forth herein or in the other Purchase Documents) be for the benefit of the Lender as provided in the Loan Agreement.

Section 10.15    Borrowers’ Obligations. The provisions of this Article 10 are for the purpose of defining the relative rights of the Lender with respect to the Collateral and the exercise of Contractual Rights and Statutory Rights. Nothing herein shall impair the obligations of Borrower, which are absolute and unconditional, to pay and perform the Obligations as and when due. No provision of this Agreement shall be construed to prevent Lender from exercising remedies that may otherwise be available to it.
Section 10.16    Continuing Lien; Termination. It is the intent of the parties hereto that (a) this Agreement shall constitute a continuing agreement as to any and all future, as well as existing transactions, between each Borrower and Lender under or in connection with the Loans, and (b) the security interest provided for herein shall attach to after-acquired as well as existing Collateral. Upon payment in cash and satisfaction in full of the Obligations and termination of all commitments relating thereto, Lender shall reassign, redeliver and release (or cause to be so reassigned, redelivered and released), without recourse upon or warranty by Lender, and at the sole expense of each Borrower, to such Borrower, against receipt therefor, such of the Collateral (if any) as shall not have been sold or otherwise applied by Lender pursuant to the terms hereof and not theretofore reassigned, redelivered and released to any Borrower, together with appropriate instruments of reassignment and release.
Section 10.17    Adequate Protection. The Prepetition Secured Lender has been granted adequate protection in accordance with the DIP Orders to the extent of any diminution in the value of the Collateral as of the Petition Date, including but not limited to any diminution in value resulting from (i) the use, sale or lease of Collateral pursuant to Bankruptcy Code Section 363(c) or (ii) the imposition of the automatic stay pursuant to Bankruptcy Code Section 362(a), in the form of Adequate Protection Liens.
Section 10.18    Validity and Priority of Security Interest; Administrative Priority.
(1)    The provisions of this Agreement and the other Loan Documents create Liens upon the Collateral in favor of the Lender, which shall be deemed valid and perfected as of the Petition Date by entry of the DIP Orders with respect to the Borrowers and which shall constitute continuing Liens on the Collateral having priority over all other Liens on the Collateral (other than the Carve-Out and the Prepetition Permitted Liens), securing all the Obligations. The Lender shall not be required to file or record (but shall have the option and authority to file or record) any financing statements, mortgages, notices of Lien or similar instruments, in any jurisdiction or filing office or to take any other action in order to validate, perfect or establish the priority of the Liens and security interest granted by or pursuant to this Agreement, the DIP Orders or any other Loan Document.
(2)    Pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of the Borrowers shall at all times constitute allowed administrative expenses against each of the Borrowers in the Cases (without the need to file any proof of claim or request for payment of administrative expense), with priority over any and all other administrative expenses, adequate protection claims, diminution claims (including all Adequate Protection Superpriority Claims) and all other claims against the Borrowers, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expense claims arising under Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which al-lowed claims shall for purposes of Section 1129(a)(9)(A) of the Bankruptcy Code be considered.

ARTICLE 11
MISCELLANEOUS
Section 11.1    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by electronic mail (email). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Lender:	Ligand Pharmaceuticals, Incorporated
3911 Sorrento Valley Blvd., Suite 110
San Diego, California 92121
Attention: Matthew Korenberg, President & COO and
Andrew T. Reardon, Chief Legal Officer and Secretary
Email: [***]

with a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Attention: Kristen V. Campana
Email: [***]

If to the Borrowers:	Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703
Attention: Paula Brown Stafford; John M. Gay
Email: [***]

with a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27609
Attention: Gerald F. Roach; Christopher B. Capel; James R. Jolley
Email: [***]

Any communication so addressed and mailed shall be deemed to be given on the earliest of (a) when actually delivered, or (b) on the first (1st) Business Day after deposit with an overnight air courier service, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by email, a notice shall be deemed given and received when the email is transmitted to the party’s email address specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours. Either party may designate a change of address by promptly giving prior written notice of such change of address.
Section 11.2    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements among the Borrowers and Lender with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of the Loans, termination of the Commitments or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. The terms and provisions of this Section 11.2 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.
Section 11.3    Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
Section 11.4    Expenses; Attorneys’ Fees; Indemnification.
(1)    The Borrowers will pay on demand, all documented out-of-pocket fees, costs and expenses incurred by or on behalf of Lender, including without limitation, documented out-of-pocket fees, costs, client charges and expenses of, for Lender, one primary outside counsel, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of Lender’s rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Lender’s claims against any Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Borrower and (j) the receipt by Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document, if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, Lender may itself perform or cause performance of such covenant or agreement, and the expenses of Lender incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 11.4 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
(2)    Subject to Section 7.4 and Section 11.5(1) above, each Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by such Borrower arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including (a) the handling of any collateral of a Borrower as herein provided, (b) Lender’s relying on any instructions of a Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents); (ii) the Loans or the use or proposed use of the proceeds thereof; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any subsidiary thereof, and regardless of whether any Indemnitee is a party thereto.
(3)    Each Borrower agrees to save harmless and indemnify Lender from and against any claim, demand, action, suit, proceeding or liability for any such fee or commission, including any costs and expenses (including attorneys’ fees) incurred by Lender in connection with any broker’s or finder’s or commission in connection with this Agreement or the transactions contemplated hereby.
Section 11.5    Conditions. All conditions of the obligations of Lender hereunder, including the obligation to make the Loans, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make the Loans in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.
Section 11.6    Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of the Borrowers, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between the Borrowers and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or other similar interest between Lender and the Borrowers, and the rights of Lender to receive interest, fees and other compensation for the credit made available by Lender to Borrowers shall be interpreted at all times to make Lender a creditor of the Borrowers. Lender and the Borrowers disclaim any intention to create any partnership, joint venture, agency or other similar interest between Lender and the Borrowers by virtue of this Agreement.
Section 11.7    Time of the Essence. Time is of the essence with respect to this Agreement.
Section 11.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, Borrowers and their respective successors and assigns, provided that no Borrower shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.
Section 11.9    Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans, including any other documents issued in substitution for the existing Loan Documents.
Section 11.10    Cumulative Rights. Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
Section 11.11    Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
Section 11.12    Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,”, the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects”, the phrase “as agreed by Lender” shall mean as agreed in Lender’s sole discretion and the phrase “as determined by Lender” shall mean as determined in Lender’s sole discretion.
Section 11.13    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
Section 11.14    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 11.15    Confidentiality. Neither party shall disclose or make public any information concerning the Loans and the Loan Documents, all of which shall be strictly confidential save where disclosure is required by law or by a regulatory or tax authority having jurisdiction over the transaction contemplated by this Agreement; provided, that both parties may disclose information concerning the Loans and the Loan Documents to either party’s advisors, managers and officers on a need-to-know basis.

Section 11.16    Survival. All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of each Loan and the release of the Liens evidencing or securing such Loan.
Section 11.17    Waiver of Jury Trial; Venue. IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR REFUSES TO EXERCISE JURISDICTION WITH RESPECT THERETO, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT. LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE BORROWERS AND LENDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. EACH BORROWER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH BORROWER AGREES THAT THE NEW YORK COUNTY DISTRICT COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH REGARD TO ALL MATTERS RELATING HERETO AND EACH BORROWER SUBMITS ITSELF TO SUCH VENUE, SUBJECT TO ANY LAWFUL REQUIREMENT TO SUBMIT TO OTHER JURISDICTIONS SO REQUIRED WITH RESPECT TO ENFORCEMENT OF COLLATERAL.
Section 11.18    Waiver of Punitive or Consequential Damages. In no event shall Lender be liable to the Borrowers for any punitive, exemplary or consequential damages which may be alleged as a result of any Loan or the transactions contemplated hereby, including any breach or other default by Lender, and each Borrower, for itself and its affiliates, hereby waives all claims for consequential damages.
Section 11.19    Sole Discretion. Unless otherwise specifically provided in this Agreement, whenever the consent or approval of Lender is required under this Agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of Lender, and the decision of Lender shall be final and conclusive. Unless otherwise specifically provided in this Agreement, whenever the consent or approval of Lender is required under this Agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of Lender, and the decision of Lender shall be final and conclusive.
Section 11.20    Governing Law. Except to the extent governed by the Bankruptcy Code, the Loan Documents are being executed and delivered, and are intended to be performed, in the State, and the laws of the State and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.
Section 11.21    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding among Lender and the Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement or any of the other Loan Documents, the terms of this Agreement shall control.

Section 11.22    Levy; Attachment. Neither Lender’s obligation hereunder nor any monies, property or funds deposited or required to be deposited under this Agreement shall be subject or liable to attachment or levy by suit or action of any creditor of the Borrowers or of any agent, contractor, subcontractor or supplier of the Borrowers.
Section 11.23    Successors and Assigns; Participations and Assignments.
(1)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or to the Borrowers or any Subsidiary thereof.
(2)    Each Borrower agrees and consents that Lender may assign to one or more assignees (together with its successors and assigns, each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) without any limitation whatsoever. Each Borrower hereby waives any and all notices of assignment by Lender or by any Assignee. Each Borrower also agrees that any Assignee will be considered the absolute owner of such Assignee’s interest in the Commitment and the Loans at the time owing to it and will have all the rights and obligations granted to such Assignee. Each Borrower further waives all rights of offset or counterclaim that it may have now or hereafter against Lender or against any Assignee and unconditionally agrees that either Lender or such Assignee may enforce such Borrower’s obligations under the Loan Documents irrespective of the failure or insolvency of any holder of any interest in the Commitment and the Loans at the time owing to it. Each Borrower further agrees that any Assignee may enforce its interests irrespective of any personal claims or defenses that such Borrower may have against Lender.
(3)    Each Borrower agrees and consents to Lender’s sale or transfer, whether now or hereafter, of one or more participation interests in this loan facility to one or more purchasers (together with its successors and assigns, each a “Participant”), whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information of knowledge Lender may have about the Borrowers or about any other matter relating to this loan facility, and each Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Each Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Each Borrower also agrees that any Participant will be considered the absolute owner of such Participant’s interest in the Commitment and the Loans at the time owing to it and will have all the rights granted to it under the participation agreement or agreements governing the sale of such Participant’s interest. Each Borrower further waives all rights of offset or counterclaim that it may have now or hereafter against Lender or against any Participant and unconditionally agrees that either Lender or such Participant may enforce such Borrower’s obligations under the Loan Documents irrespective of the failure or insolvency of any holder of any interest in its Commitment and the Loans at the time owing to such Lender or such Participant. Each Borrower further agrees that any Participant may enforce its interests irrespective of any personal claims or defenses that such Borrower may have against Lender.
Section 11.24    USA Patriot Act Notification. Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act of 2001, 31, U.S.C. 5318, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of the Borrowers and other information that will allow Lender to identify the Borrowers in accordance therewith.
Section 11.25    Right to Defend. Lender shall have the right, but not the obligation, at each Borrower’s expense, to commence, to appear in or to defend any action or proceeding purporting to affect the rights or duties of the parties hereunder and, in connection therewith, pay out of the funds of the Loans all necessary expenses, including fees of counsel satisfactory to Lender in its sole discretion, except in a suit by the Borrowers against Lender, in which case the prevailing party shall be entitled to such fees and expenses as a part of any judgment obtained.
Section 11.26    No Joint Venture. Each Borrower and Lender intend that the relationship created under this Agreement and the other Loan Documents be solely that of debtor and creditor. Nothing herein or in the other Loan Documents is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between the Borrowers and Lender.
Section 11.27    Incorporation of DIP Orders by Reference. Each of the Borrowers and Lender agrees that any reference contained herein to (i) the Interim DIP Order shall include all terms, conditions, and provisions of such Interim DIP Order and that the Interim DIP Order is incorporated herein for all purposes, and (ii) the Final DIP Order shall include all terms, conditions, and provisions of such Final DIP Order and that the Final DIP Order is incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement and the terms of the DIP Orders, the terms of the DIP Orders shall govern.
Section 11.28    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR ON THE FOLLOWING PAGE]

EXECUTED as of the date first written above.

LIGAND PHARMACEUTICALS, INCORPORATED, a Delaware corporation, as Lender

By: /s/ Matthew Korenberg
Name: Matthew Korenberg
Title: President and Chief Operating Officer

NOVAN, INC. a Delaware corporation, as a Borrower
By: /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: President, Chief Executive Officer, and Chairman

EPI HEALTH, LLC, a South Carolina limited liability company, as a Borrower
By: /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: Chief Executive Officer
[Signature Page to Superpriority Debtor in Possession Loan and Security Agreement]